Exhibit 10.3

Execution Version

AMENDMENT NO. 1 TO CREDIT AGREEMENT

(ACREAGE FINANCE DELAWARE, LLC)

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT dated as of September 23, 2020 (this “Amendment”), is the first amendment to the Credit Agreement (as defined below) and is entered into by and among Acreage Finance Delaware, LLC, a Delaware limited liability company, as the borrower under the Credit Agreement (in such capacity, the “Borrower”), Acreage IP Holdings, LLC, a Nevada limited liability company, as a guarantor under the Credit Agreement, Prime Wellness of Connecticut, LLC, a Connecticut limited liability company, as a guarantor under the Credit Agreement, D&B Wellness, LLC, a Connecticut limited liability company, as a guarantor under the Credit Agreement, Thames Valley Apothecary, LLC, a Connecticut limited liability company, as a guarantor under the Credit Agreement and IP Investment Company, LLC, a Delaware limited liability company, as First Advance Lender, Second Advance Lender and Subsequent Advance Lender under the Credit Agreement (in each such capacity, a “Lender”) and as administrative agent and collateral agent under the Credit Agreement (in each such capacity, the “Agent”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement.

R E C I T A L S

WHEREAS, reference is made to the credit agreement, dated as of March 6, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each Guarantor party thereto, each Lender party thereto and the Agent; and

WHEREAS, the parties hereto have agreed to amend the Credit Agreement upon and subject to the terms and conditions set forth in this Amendment, and each such party is willing to do so under the terms and conditions set forth in this Amendment.

NOW, THEREFORE, based upon the above Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	AMENDMENTS TO CREDIT AGREEMENT. The parties to the Credit Agreement hereby amend the Credit Agreement and the appendices, schedules and exhibits thereto (as applicable) by making the additions which appear with computer generated underscoring and making the deletions which appear with computer generated strike throughs, in each case, in the composite copy of the Credit Agreement attached hereto as Annex A.

2.	CREDIT AGREEMENT, AS AMENDED. All provisions of the Credit Agreement and the other Credit Documents (including all obligations of the Borrower and Guarantors and all obligations and rights of the Lenders and the Agent thereunder) shall remain in full force and effect, as amended by this Amendment. After this Amendment becomes effective, all references to the Credit Agreement and corresponding references thereto or therein such as "hereof", "herein", "hereunder" or words of similar meaning or effect referring to the Credit Agreement shall be deemed to mean the Credit Agreement, as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Credit Agreement or any other Credit Document other than as expressly set forth herein.

3.	CONDITIONS TO EFFECTIVENESS. The obligations of the Lenders and Agent to enter into this Amendment and the effectiveness of this Amendment are subject to satisfaction of the following conditions:

a.	the Lenders and Agent shall have received copies (which may be delivered in “pdf” format) of this Amendment (together with the Annex A hereto) duly executed and delivered by each party hereto; and

b.	approval by the shareholders of Acreage Holdings, Inc. (the “Parent”) of the amended and restated plan of arrangement to be implemented by the Parent pursuant to a second amendment to the arrangement agreement between the Parent and Canopy Growth Corporation (“Canopy”) dated April 18, 2019, as amended on May 15, 2019, in accordance with the terms and conditions of the proposal agreement between the Parent and Canopy entered into as of June 24, 2020.

The date on which such conditions precedent are satisfied, shall be the “Amendment Effective Date”.

4.	REPRESENTATIONS. In order to induce the Lenders and Agent to execute and deliver this Amendment, each of the Borrower and Guarantors, represents and warrants as of the Amendment Effective Date (after giving effect hereto) as follows:

a.	it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

b.	the execution, delivery and performance by it of this Amendment and the Credit Agreement, as amended hereby are within its powers, have been duly authorized, and do not contravene (A) its charter, articles, by-laws, or other organizational documents, or (B) any Applicable Law;

c.	except as expressly set forth in this Amendment or the Credit Agreement, as amended hereby, no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Authority, is required to be obtained or made by it in connection with the execution, delivery, performance, validity or enforceability of this Amendment or the Credit Agreement, as amended hereby;

d.	this Amendment has been duly executed and delivered by it and is effective to amend the Credit Agreement, as contemplated by the amendment provisions thereof;

e.	each of this Amendment and the Credit Agreement, as amended hereby constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity;

f.	no event has occurred and is continuing, or will occur after giving effect to this Amendment, that constitutes a Default or an Event of Default, or an event which with notice or lapse of time or both would constitute a Default or an Event of Default; and

g.	each of its respective representations and warranties set forth in the Credit Agreement is true and correct in all material respects as of the date hereof, after giving effect to this Amendment, as though made on and as of the Amendment Effective Date (unless any such representation or warranty by its terms expressly relates to an earlier date, in which case such representation or warranty is true and correct in all material respects on and as of such earlier date).

5.	MISCELLANEOUS.

a.	Each of the Borrower and Guarantors hereby acknowledges and agrees that the Liens created and provided for by the Security Documents continue to secure, among other things, the performance of all of the Borrower’s Obligations under the Credit Documents (including the Credit Agreement as, amended hereby); and the Credit Documents and the rights and remedies of the Secured Creditors thereunder, the obligations of each of the Borrower and Guarantors, and the Liens created and provided for under the Security Documents remain in full force and effect and shall not be impaired or discharged by this Amendment. Nothing herein contained shall in any manner affect or impair the priority of the Liens and security interests created and provided for by the Security Documents.

b.	This Amendment may be executed (including by way of electronic signature) in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment and the Credit Agreement constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, electronic signature (including, for greater certainty, by DocuSign) or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment.

c.	The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

d.	This Amendment may not be amended or otherwise modified except as provided in Section 11.1 of the Credit Agreement.

e.	The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment.

f.	This Amendment and the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

g.	Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural number, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

h.	The Credit Agreement, as amended by this Amendment, represents the final agreement among the parties with respect to the matters set forth therein and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements among the parties. There are no unwritten oral agreements among the parties with respect to such matters.

i.	THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY LAWS OF THE STATE OF NEW YORK THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE CREDIT AGREEMENT.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACREAGE FINANCE DELAWARE, LLC, as Borrower

By:	“Kevin Murphy”
Name: Kevin Murphy
Title: President and Manager

acreage ip holdings, llc, as a Guarantor

By:	“Kevin Murphy”
Name: Kevin Murphy
Title: President

PRIME WELLNESS OF CONNECTICUT, LLC, as a Guarantor

By:	“Kevin Murphy”
Name: Kevin Murphy
Title: Manager

D&B WELLNESS, LLC, as a Guarantor

By:	“Kevin Murphy”
Name: Kevin Murphy
Title: Manager

THAMES VALLEY APOTHECARY, LLC, as a Guarantor

By:	“Kevin Murphy”
Name: Kevin Murphy
Title: President

[Signature Page to Amendment No.1 to Credit Agreement]

IP INVESTMENT COMPANY, LLC, as Agent

By:	“Kevin Murray”
Name: Kevin Murray
Title: Managing Member

IP INVESTMENT COMPANY, LLC, as First Advance Lender

By:	“Kevin Murray”
Name: Kevin Murray
Title: Managing Member

IP INVESTMENT COMPANY, LLC, as Second Advance Lender

By:	“Kevin Murray”
Name: Kevin Murray
Title: Managing Member

IP INVESTMENT COMPANY, LLC, as Subsequent Advance Lender

By:	“Kevin Murray”
Name: Kevin Murray
Title: Managing Member

[Signature Page to Amendment No.1 to Credit Agreement]

Annex A

(See attached)

Execution ~~Copy~~Version

ANNEX A

TO

AMENDMENT NO. 1 TO CREDIT AGREEMENT

DATED AS OF SEPTEMBER 23, 2020

ACREAGE FINANCE DELAWARE, LLC

as Borrower

and

ACREAGE IP HOLDINGS, LLC

and

PRIME WELLNESS OF CONNECTICUT, LLC

and

D&B WELLNESS, LLC

and

THAMES VALLEY APOTHECARY, LLC

as Guarantors

and

IP INVESTMENT COMPANY, LLC

as Lender, Administrative Agent and Collateral Agent

CREDIT AGREEMENT

MARCH 6, 2020

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

Section 1.1	Defined Terms	1
Section 1.2	Gender and Number	~~18~~17
Section 1.3	Headings, etc.	~~18~~17
Section 1.4	Currency	~~18~~17
Section 1.5	Certain Phrases, etc.	~~18~~17
Section 1.6	Non-Business Days	~~19~~17
Section 1.7	Accounting Terms	~~19~~17
Section 1.8	Rateable Portion of First Advance	~~19~~18
Section 1.9	Incorporation of Schedules and Exhibits	~~19~~18
Section 1.10	Conflict	~~19~~18
Section 1.11	Certificates	~~20~~18
Section 1.12	Permitted Liens	~~20~~18
Section 1.13	References to Agreements	~~20~~18
Section 1.14	Statutes	~~20~~19
Section 1.15	Currency Equivalents Generally	~~20~~19

ARTICLE 2 CREDIT FACILITIES		~~20~~19

Section 2.1	Availability and Advances	~~20~~19
Section 2.2	Commitments and Facility Limits	~~21~~19
Section 2.3	Use of Proceeds	~~21~~20
Section 2.4	Mandatory Repayments	~~21~~20
Section 2.5	Prepayments; Termination and Reductions of Commitments	~~22~~20
Section 2.6	Payments under this Agreement	~~22~~20
Section 2.7	Application of Payments and Prepayments	~~23~~21
Section 2.8	Computations of Interest	~~23~~21

ARTICLE 3 ADVANCES		~~23~~21

Section 3.1	The First Advance	~~23~~22
Section 3.2	Reliance upon Borrower’s Authority	~~23~~22
Section 3.3	Interest on ~~Advances~~First Advance	~~24~~22

ARTICLE 4 CONDITIONS OF LENDING		~~25~~23

Section 4.1	Conditions Precedent to the First Advance	~~25~~23
Section 4.2	~~Conditions Precedent to the Second Advance~~	~~27~~
~~Section 4.3~~	~~Conditions Precedent to any Subsequent Advance~~	~~27~~
~~Section 4.4~~	Waiver of Conditions Precedent	~~28~~24

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		~~28~~24

Section 5.1	Representations and Warranties	~~28~~24
Section 5.2	Survival of Representations and Warranties	~~31~~28

ARTICLE 6 COVENANTS OF THE BORROWER		~~31~~28

Section 6.1	Affirmative Covenants	~~31~~28

(i)

Section 6.2	Negative Covenants	~~34~~30

ARTICLE 7 SECURITY		~~36~~32

Section 7.1	Security to be Provided by Credit Parties	~~36~~32
~~Section 7.2~~	~~Share Certificates~~	~~36~~

ARTICLE 8 CHANGES IN CIRCUMSTANCES		~~37~~33

Section 8.1	Taxes	~~37~~33

ARTICLE 9 EVENTS OF DEFAULT		~~38~~34

Section 9.1	Events of Default	~~38~~34
Section 9.2	Acceleration	~~40~~36
Section 9.3	Remedies Upon Default	~~40~~36

ARTICLE 10 THE AGENT AND THE LENDERS		~~42~~37

Section 10.1	Appointment and Authority	~~42~~37
Section 10.2	Rights as a Lender	~~43~~38
Section 10.3	Exculpatory Provisions	~~43~~38
Section 10.4	Reliance by Agent	~~44~~39
Section 10.5	Indemnification of Agents	~~44~~39
Section 10.6	Delegation of Duties	~~45~~40
Section 10.7	Notices	~~45~~40
Section 10.8	Replacement of Agents	~~45~~40
Section 10.9	Non-Reliance on Agents	~~46~~41
Section 10.10	Holding of Security; Discharges	~~46~~41
Section 10.11	Survival	~~46~~41

ARTICLE 11 MISCELLANEOUS		~~46~~41

Section 11.1	Amendments, etc.	~~46~~41
Section 11.2	Waiver	~~46~~41
Section 11.3	Evidence of Debt	~~47~~42
Section 11.4	Notices: Effectiveness; Electronic Communication	~~47~~42
Section 11.5	Expenses; Indemnity; Damage Waiver	~~48~~43
Section 11.6	Successors and Assigns	~~49~~44
Section 11.7	Reserved	~~49~~44
Section 11.8	Interest on Amounts	~~49~~44
Section 11.9	Anti-Money Laundering and Anti-Terrorism Laws	~~50~~45
Section 11.10	Governing Law: Jurisdiction: Etc.	~~50~~45
Section 11.11	Waiver of Jury Trial	~~52~~47
Section 11.12	Counterparts: Integration: Effectiveness: Electronic Execution	~~53~~47
Section 11.13	Treatment of Certain Information: Confidentiality	~~53~~48
Section 11.14	Severability	~~54~~49
Section 11.15	Time of the Essence	~~55~~49
Section 11.16	USA PATRIOT Act	~~55~~50
Section 11.17	No Fiduciary Duty	~~55~~50

(ii)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of March 6, 2020 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among Acreage Finance Delaware, LLC, a Delaware limited liability company, as Borrower, Acreage IP Holdings, LLC, a Nevada limited liability company, as the IP Guarantor, Prime Wellness of Connecticut, LLC, a Connecticut limited liability company (“Prime Wellness Connecticut”), D&B Wellness, LLC a Connecticut limited liability company (“D&B Wellness Connecticut”), Thames Valley Apothecary, LLC a Connecticut limited liability company (“TVA Connecticut”), and IP Investment Company, LLC, a Delaware limited liability company, as Lender ~~(the “Lender”)~~ and as Administrative Agent and Collateral Agent (the “Agent”).

ARTICLE 1
INTERPRETATION

Section 1.1          Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Acceptance Notice” has the meaning specified in Section 9.3(1)(b).

~~“Advances” means, collectively, each of the First Advance, the Second Advance and any Subsequent Advance.~~

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” ~~means the party named as such in~~has the meaning ascribed thereto in the preamble of this Agreement ~~until a successor replaces it and, thereafter, means the~~and includes any successor thereto.

“Aggregate Principal Amount” means, at any time, in relation to ~~any~~the First Advance ~~at any time~~, Tranche A or Tranche B, as the case may be, an amount equal to the sum of the aggregate principal amount ~~of such Advance~~ outstanding thereunder, as such amount may be reduced from time to time pursuant to this Agreement.

“Agreement” ~~means this credit agreement as amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time~~has the meaning ascribed thereto in the preamble of this Agreement; and the expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada) and the anti-bribery and anti-corruption laws, rules and regulations of any jurisdictions applicable to the Credit Parties or their subsidiaries.

“Anti-Money Laundering and Anti-Terrorism Laws” means any requirement of Applicable Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), (e) laws, regulations and Executive Orders administered under any Sanctions, (f) any law prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B) and (g) any similar laws enacted in the United States, Canada or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Applicable Law” means, (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgment, order, writ, injunction, determination, decision, ruling, decree or award; (c) any regulatory or stock exchange policy, practice, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the Assets of such Person, in each case whether or not having the force of law, provided that, unless specifically included, the Federal Cannabis Laws are specifically excluded.

~~“Applicable Premium” means, in respect of any repayment of an Advance, an amount equal to 10% of the amount of such Advance being repaid.~~

“Asset” means, with respect to any Person, any property (including real property), assets and undertakings of such Person of every kind and wheresoever situate, whether now owned or hereafter acquired (and, for greater certainty, includes any equity or like interest of such Person in any other Person).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and any Person who is or becomes an assignee in accordance with this Agreement, in substantially the ~~form of Exhibit 10.6 or any other~~ form approved by the Agent.

“Blocked Person” means any Person:

(a)	that (i) is identified on the list of “Specially Designated Nationals and Blocked Persons” published by OFAC and/or any other similar lists maintained by OFAC pursuant to authorizing statute, executive order or regulation; (ii) (A) is an agency of the government of a country, (B) an organization controlled by a country, or (C) resides, is organized or chartered in a country, region or territory that is the target of comprehensive sanctions under any Sanctions; (iii) a Person listed in any economic or financial sanctions-related or trade embargoes-related list of designated Persons maintained under any of the Anti-Money Laundering and

Anti-Terrorism Laws; or (iv) (A) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (B) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner violative of Section 2 of the Executive Order; and

(b)	that is owned or controlled by or that is acting for or on behalf of, any Person described in clause (a) above.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the board of directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” means Acreage Finance Delaware, LLC, a limited liability company organized under the laws of the State of Delaware, and its successors and permitted assigns.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which banks are closed for business in New York, New York.

“Canopy” means Canopy Growth Corporation together with any of its successors or any Affiliates thereof.

“Canopy Option” means the Canopy’s option to acquire all of the issued and outstanding securities of the Parent in accordance with the Parent’s constating documents as amended in connection with the plan of arrangement implemented by the Parent on June 27, 2019.

“Capital Expenditures” means expenditures made directly or indirectly which are considered to be in respect of the acquisition or leasing of capital assets in accordance with IFRS, including the acquisition or improvement of real property, plant, machinery or equipment, whether fixed or removable.

“Capital Lease” means a lease that would, in accordance with GAAP, be treated as a balance sheet liability.

~~“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States or Canadian federal government or (ii) issued by any agency of the United States or Canadian federal government the obligations of which are fully backed by the full faith and credit of the United States or Canadian federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States or Canadian federal government, any state of the United States or any Canadian province or any political subdivision of any such state or province or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, and (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States; provided, however, that~~

~~the maturities of all obligations specified in any of clauses (a), (b), and (c) above shall not exceed three hundred sixty-five (365) days.~~

“Change of Control” means the occurrence of any of the following events: (i) any Person (or any successor to it continuing from any amalgamation, merger or other reorganization) or group of Persons acting jointly or in concert (as such concept is defined in National Instrument 62-104 - Take-over Bids and Issuer Bids) becoming the owner, directly or indirectly, beneficially or of record, of Equity Securities representing more than 50% of the aggregate ordinary voting power represented by the outstanding share capital of the Parent, (ii) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all of the Credit Parties’, on a consolidated basis, property and assets, (iii) the Parent’s shareholders approve any plan or proposal for the liquidation or dissolution of the Parent or any of the Credit Parties, (iv) the Parent ceases to own, directly or indirectly, 100% of the Equity Securities of the Borrower or any other Credit Party; provided, however, that none of the following events shall constitute a “Change of Control”: (a) the acquisition of outstanding Equity Securities by Canopy or an affiliate thereof pursuant to the Canopy Option, (b) Mr. Kevin Murphy ceasing to hold Equity Securities representing more or less than 50% of the aggregate ordinary voting power represented by the outstanding share capital of the Parent, or (c) any event or circumstance in which the public shareholders of the Parent immediately prior to such event or circumstance continue to, directly or indirectly, own substantially all of the Parent’s and its subsidiaries property and assets through the ownership in a successor to, or assignee of, the Parent under this Agreement.

“Charges” has the meaning specified in Section ~~11.8.“Closing Date” means the First Advance Closing Date, the Second Advance Closing Date and/or any Subsequent Advance Closing Date, as the case may be~~11.8.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means~~, collectively, the First Advance Security, the Second Advance Security and any Subsequent Advance Security~~ any and all Assets in respect of which the Agent or any other Secured Creditor has or is intended to have a Lien pursuant to a Security Document.

~~“Connecticut Purchase Agreement” means that certain Membership Interest Purchase Agreement by and among one or more Affiliates of the Borrower and JW Asset Management, LLC dated on or about the Second Advance Closing Date.~~

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have corresponding meanings.

“Controlled Substances Act” means the Controlled Substances Act (21 U.S.C. § 801 et seq.), and any rules or regulations promulgated thereunder as in effect from time to time.

“Credit Documents” means collectively, this Agreement, the Guarantees, the Security Documents~~, the Parent Side Letter~~ and all other documents (including any documents with respect to the Collateral) to be executed and delivered to the Agent and/or the Lender, as applicable, or any of them, by the Credit Parties, or any of them, from time to time in connection with this Agreement or any other Credit Document.

“Credit Facility” means the credit facility to be made available to the Borrower by the ~~Lender~~Lenders under this Agreement for the purposes set out in Section ~~2.3.~~2.3.

“Credit Parties” means collectively, the Borrower and the Guarantors and “Credit Party” means any one of them.

“Debt” of any Person means (without duplication):

(a)	all indebtedness of such Person for borrowed money, including borrowings of commodities, prepaid forward sales of commodities, bankers’ acceptances, letters of credit or letters of guarantee;

(b)	all indebtedness of such Person for the deferred purchase price of Assets or services, other than for Assets and services purchased in the ordinary course of business and paid for in accordance with customary practice and not represented by a note, bond, debenture or other evidence of Debt;

(c)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Assets);

(d)	all obligations of such Person represented by a note, bond, debenture or other evidence of Debt;

(e)	all obligations under Capital Leases and all obligations under synthetic leases, in each case, in respect of which such Person is liable as lessee;

(f)	all obligations with respect to any Equity Securities in the capital of the Person which, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event (i) mature or are mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) are redeemable for cash or debt at the sole option of the holder, or (iii) provide for scheduled payments of dividends in cash;

(g)	the net amount payable by such Person under Derivatives Agreements, provided that such amount shall only constitute Debt if such Derivatives Agreements have been closed out or terminated; and

(h)	all Debt of another entity of a type described in clauses (a) through (g) which is directly or indirectly guaranteed by such Person, which is secured by a Lien on any Assets of such Person, which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such Person has otherwise assured a creditor or other entity against loss.

The Debt of any Person shall include the Debt of any other entity (including a partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or relationship with such entity, except (other than in the case of general partner liability) to the extent that the terms of such Debt expressly provide that such Person is not liable therefor.

“Default” means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

“Derivatives Agreement” means any agreement relating to a transaction of a type commonly considered to be a derivatives or hedging transaction or any combination of such transactions, in each case, whether relating to one or more of currencies, interest, commodities, securities or other matters, including (i) any option, collar, floor or cap, (ii) any forward contract, and (iii) any rate swap, basis swap, commodity swap, cross-currency swap or other swap or contract for differences.

“Disposition” means, with respect to any Asset of any Person, any direct or indirect sale, lease (where such Person is the lessor), assignment, cession, transfer, exchange, conveyance, release or gift of such Asset, including by means of a sale and leaseback transaction, or any reorganization, consolidation, amalgamation or merger of such Person pursuant to which such Asset becomes the property of any other Person; and “Dispose” and “Disposed” have meanings correlative thereto.

“Distribution” in respect of any Person means any amount paid, directly or indirectly, to a shareholder, partner, director, officer or employee of such Person or a Related Party thereto, including any amount paid by way of dividends, distribution of partnership profits, withdrawal of capital, redemption of shares or partnership units, payments of principal, interest or other amounts on account of indebtedness, salary, bonus, commission, management fees, directors’ fees or otherwise, or any other direct or indirect payment in respect of earnings or capital of such Person; except that the following shall not constitute Distributions (i) payment of commercially reasonable salaries, bonuses, commissions and directors’ fees from time to time to the officers, employees and directors of such Person in the ordinary course of business shall not be considered Distributions, (ii) out-of-pocket legal, accounting and filing costs, customary indemnifications of officers and directors and other reasonable and customary company overhead expenses incurred in the ordinary course of business, (iii) reasonable compensation (including severance, indemnity and other incentives) to officers and employees incurred in the ordinary course of business or (iv) distributions for federal income tax purposes.

“Dollar” and “$” means the lawful currency of the United States of America.

“Environment” means the natural environment (including soil, land, surface or subsurface strata), surface waters, groundwater, sediment, ambient air (including all layers of the atmosphere), indoor air, organic and inorganic matter and living organisms, and any other environmental medium or natural resource.

“Environmental Actions” means any summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding or judgment from any Person or Governmental Authority involving violations or alleged violations of Environmental Laws or Releases, exposure to or cleanup of any Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Credit Party or any of their respective subsidiaries or any predecessor in interest; (b) onto any facilities which received Hazardous Materials generated by any Credit Party or any of their subsidiaries or any predecessor in interest, or (c) with respect to any Environmental Liabilities and Costs.

“Environmental Law” means any and all current or future foreign, federal, state, provincial or local statutes, laws, common-law doctrine, ordinances, orders, rules, regulations, judgments, governmental authorizations, or any other requirements of Governmental Authorities relating to (a) the Environment, including those Applicable Laws relating to Releases of Hazardous Materials, (b) protection of the public health and welfare with respect to the exposure to or the Release of any Hazardous Materials or (c) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare (to the extent related to exposure to or management of Hazardous Materials), in any manner applicable to any Credit Party or any subsidiary thereof.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any actual or alleged noncompliance with or liability pursuant to any Environmental Law or Environmental Action, including any condition of the Environment or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by any Credit Party or any Subsidiary thereof or (b) any facility which received Hazardous Materials generated by any Credit Party or any subsidiary thereof.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants or options for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equivalent Amount” means, on any day with respect to any two currencies, the amount obtained in one such currency (the “first currency”) when an amount in the other currency is converted into the first currency using the Bank of Canada’s spot rate for the conversion of the applicable amount of the other currency into the first currency in effect as of 4:30 p.m. (Toronto time) on such Business Day (or the immediately preceding Business Day if such day is not a Business Day) or, in the absence of such a spot rate on such day, using such other rate as the Agent may reasonably select.

“Event of Default” has the meaning specified in Section ~~9.1.~~9.1.

“Exchange” means the Canadian Securities Exchange, or such other recognized exchange in the United States or Canada on which the Parent Shares are then listed.

“Excluded Taxes” means any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Credit Document, (a) Taxes imposed on or measured by its net income, gross receipts, revenue, capital gains or capital, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or that are Other Connection Taxes, (b) any branch profits taxes or any similar tax imposed by any jurisdiction in which the Lender is located, (c) in the case of a Foreign Lender, any withholding tax that is attributable to such Foreign Lender’s failure or inability (other than as a result of a ~~Change~~change in Applicable Law) to comply with Section 8.1(5), and (d) any Taxes imposed under FATCA.

“Executive Order” means Executive Order No. 13224 on Terrorist Financings: - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001, as amended by Order No. 132684, as so amended.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Cannabis Laws” means the Controlled Substances Act, 21 USC 801 et seq. as it applies to marijuana (including any implementing regulations and schedules in effect at the relevant time) or any other U.S. federal law the violation of which is predicated upon a violation of the Controlled Substances Act as it applies to marijuana.

“First Advance” means ~~an advance~~the sum of the aggregate principal amount advanced under each of Tranche A and Tranche B to the Borrower under the Credit Facility ~~to the Borrower to be made~~ pursuant to Section 4.1.

“First Advance Closing Date(s)” means the date(s) on which the First Advance is made provided that such First Advance may be made on two separate days.

“First Advance Commitment” means ~~an~~the commitment of the Lenders to advance funds to the Borrower under the Credit Facility in an aggregate principal amount ~~equal to up $22 million as~~up to the sum of the (a) the Tranche A Commitment and (b) the Tranche B Commitment, as the same may be reduced in an amount equal to the amount of any repayments or reductions required or made hereunder with respect to the First Advance.

“First Advance Lender” means IP Investment Company, LLC, a Delaware limited liability company, or such other Person as the Borrower may select.

“First Advance Maturity Date” means the date which is ~~one year~~twelve (12) months following the latest First Advance Closing Date ~~or such later date as may be agreed between the Borrower and the First Advance Lenders.~~, as applicable.

“~~First Advance Obligations” means all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Borrower or any other Credit Party to the Agent, and the First Advance Lender, or any of them, in connection with the First Advance pursuant to the Credit Documents, including the Aggregate Principal Amount of the First Advance, the Applicable Premium relating to the First Advance, all accrued interest and all other amounts payable under this Agreement in relation to the First Advance.~~Fixed Shares” means the Class E subordinate voting shares in the capital of the Parent.

~~“First Advance Security” means all personal property securing the First Advance Obligations pursuant to the First Advance Security Documents.~~

~~“First Advance Security Documents” means the IP Security Agreement and any other security documents that the Borrower and the First Advance Lender may agree to in writing.~~

~~“Fiscal Year” means any period of twelve (12) consecutive months ending on December 31 of any calendar year.~~“Floating Shares” means the Class D subordinate voting shares in the capital of the Parent.

“Foreign Lender” means any Lender that is not organized under the laws of the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Credit Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For the purposes of this definition, Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Official” means any foreign (i.e., non-U.S.) Governmental Authority, or of any public international organization, or any foreign political party or official thereof, or candidate for foreign political office.

“Foreign Recipient” means any (a) Foreign Lender, or (b) any other recipient of any payment from the Borrower, including but not limited to any Agent that is not organized under the laws of the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Credit Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For the purposes of this definition, Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Freely Tradable” means, in respect of Parent Shares delivered by the Borrower to the Lender, Parent Shares which are not “restricted securities” for purposes or applicable securities laws and not otherwise subject to a hold-period or restriction on resale pursuant to applicable Canadian or United States securities laws.

“GAAP” means the accounting principles generally accepted in Canada and/or the United States, as may be adopted by each Credit Party or the Parent, as the context requires, from time to time in accordance with applicable securities legislation.

“Governing Documents” means (a) (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, (b) any certificate of designation or instrument relating to the rights of holders (including preferred shareholders) of Equity Securities in such entity, and (c) any shareholder rights agreement, voting trusts or other similar agreement to which such entity is a party.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supranational bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency, any securities exchange and any self-regulatory organization.

“Guarantee” means any guarantee of the obligations of the Borrower under this Agreement entered into by a Guarantor.

“Guarantor” means each of the IP Guarantor, Prime Wellness Connecticut, D&B Wellness Connecticut and TVA Connecticut.

“Hazardous Materials” means all chemicals, materials, substances, solid and hazardous wastes, toxic substances, flammable materials, solvents, radioactive materials, carcinogens, pesticides, pollutants, contaminants, compounds, in any form, including petroleum or petroleum distillates and any petroleum by-products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or mold, subject to regulation under, or which may give rise to liability pursuant to, any Environmental Law.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.5~~(2~~1).

“Information” has the meaning specified in Section 11.13(2).

“Intellectual Property” means the trademarks and trademark applications owned or applied for by the IP Guarantor for use by the IP Guarantor, the Parent or one of their Affiliates solely outside of the United States, including the intellectual property therein and goodwill associated therewith, and any and all new, modified or updated versions thereof and such other new or existing trademarks, trade names, certification marks, service marks, design marks, word marks, brands, trade dress, works of authorship, logos and/or other indicia of origin, whether registered or unregistered, owned by the IP Guarantor, including those relating to cannabis and/or cannabis-related products, services, accessories, apparatus, paraphernalia or merchandise. For greater certainty, Intellectual Property shall not include any trademarks, whether registered or unregistered, or any other intellectual property of the Parent, the IP Guarantor and their Affiliates in the United States (including any United States’ territory).

“Intellectual Property Purchase Agreement” has the meaning specified in Section 9.3(1)(b).

~~“Interest Shares” has the meaning specified in Section 3.3(1).~~

“Investment” means an investment made or held by a Person, directly or indirectly, in another Person (whether such investment was made by the first-mentioned Person in such other Person or was acquired from a third party), including a contribution of capital and including the acquisition or holding of the following: all or substantially all of the assets used in connection with a business; common or preferred shares; debt obligations; partnership interests; and investments in joint ventures; provided however that if a transaction would satisfy the definition of “Capital Expenditure” herein and also the definition of “Investment” herein, it shall be deemed to constitute an Investment and not a Capital Expenditure.

“IP Collateral” means the Intellectual Property in respect of which the Agent or any Secured Creditor has or will have or is intended to have a Lien pursuant to the IP Security Agreement.

“IP Guarantee” means the guarantee, dated the date hereof, granted by the IP Guarantor in favour of the Agent, in form and substance satisfactory to the Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“IP Guarantor” means Acreage IP Holdings, LLC, a limited liability company incorporated under the laws of the State of Nevada, and its successors and permitted assigns.

“IP Security Agreement” means the security agreement dated as of the date hereof granted by the IP Guarantor in favour of the Agent, in form and substance satisfactory to the Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Lenders” means ~~each of~~ the First Advance Lender~~, the Second Advance Lender and any Subsequent Advance Lender provided that the First Advance Lender, the Second Advance~~

~~Lender and any Subsequent Advance Lender may be the same Person~~ and any other Persons from time to time party to this Agreement as a lender, and “Lender” means any one of them.

“Lien” means any mortgage, deed of trust, trust or deemed trust, lien (statutory or otherwise), pledge, assignment, hypothecation, encumbrance, charge, security interest, deposit arrangement, royalty interest, claim, right of detention or seizure, right of distraint, easement, or right of set off (other than a right of set off arising in the ordinary course), including the interest of a vendor or a lessor under any conditional sale agreement, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing), and any other agreement, trust or arrangement that in substance secures payment or performance of an obligation.

“Material Adverse Effect” means (i) ~~(A) in relation to the Second Advance, a material adverse effect on the Second Advance Security, or (B) in relation to the Subsequent Advances, a material adverse effect on the Subsequent Advance Collateral, (ii~~) a material adverse effect on the ability of any of the Credit Parties to perform their material obligations under the Credit Documents to which they are party, ~~(iii~~or(ii) a material adverse effect on the rights and remedies of the Lender, or the Agent (or any of them) under any Credit Document~~; or (iv) in respect of the Second Advance, a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of the Credit Parties (taken as a whole).~~

~~“Material Agreements” has the meaning specified in Section 5.1(13)(a). “Maturity Date” means the First Advance Maturity Date, the Second Advance Maturity Date or any Subsequent Advance Maturity Date, as the case may be~~.

“Notice of Intent” has the meaning specified in Section 9.3(1).

“Obligations ” means~~, collectively, the First Advance Obligations, the Second Advance Obligations and the Subsequent Advance Obligations, as the case may be, provided that any obligation or liability under Section 2.5(3) shall not be an “Obligation”.~~ all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Borrower or any other Credit Party to the Agent, and the First Advance Lender, or any of them, in connection with the First Advance pursuant to the Credit Documents, including the Aggregate Principal Amount of the First Advance, the Tranche A Premium, all accrued interest in relation to the Aggregate Principal Amount of each Tranche and all other amounts payable under this Agreement in relation to the First Advance.

“Other Connection Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Credit Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, in each case, including any interest, additions to tax or penalties applicable thereto.

“Parent” means Acreage Holdings, Inc., a corporation continued under the laws of the Province of British Columbia, and its successors and permitted assigns.

“Parent Entities” means Parent and the Subsidiaries of Parent that, directly or indirectly, beneficially own equity interests of the Credit Parties.

“Parent Shares ” means ~~Class A subordinate voting shares in the capital of the Parent that are fully paid and non-assessable; and such “Parent Shares” to be issued following the exercise of the Canopy Option (if any) shall be deemed to include any equivalent securities of Canopy~~, collectively, (i) the Fixed Shares; and (ii) the Floating Shares.

“Parent ~~Side Letter” means the letter, dated the date of the Second Advance, from Parent and High Street Capital Partners, LLC to the Lender and JW Asset Management,LLC.~~Share Offering” has the meaning ascribed thereto in Section 9.3(4).

“Pennsylvania Assets” means all of the equity interests in Prime Wellness of Pennsylvania,

LLC.

“Permitted Debt” means:

(a)	the Obligations;

(b)	all Debt under the ________ Guarantee;

(c)	any other Debt provided the repayment amount on maturity thereof does not exceed, in aggregate, $51,000,000 plus 10%;

(d)	in relation to any Credit Party other than the Borrower and the IP Guarantor, any Subordinated Debt;

(e)	in relation to any Credit Party other than the Borrower and the IP Guarantor, all obligations under Capital Leases;

(f)	in relation to any Credit Party other than the Borrower and the IP Guarantor, any guarantee or indemnity in respect of Permitted Debt;

(g)	any other Debt which the Lender agrees in writing is Permitted Debt;

(h)	in relation to any Credit Party other than the Borrower and the IP Guarantor, any Debt arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates provided that such foreign exchange transaction is not for speculative purposes; and

(i)	in relation to any Credit Party other than the Borrower and the IP Guarantor, any other Debt provided the aggregate principal amount thereof does not exceed $2,000,000.

“Permitted Dispositions” means any sale, transfer, assignment, lease or other disposal made by any Credit Party other than the Borrower and the IP Guarantor:

(a)	of inventory in the ordinary course of business;

(b)	of obsolete or redundant vehicles, plant and equipment for cash;

(c)	made with the prior written consent of the Lender;

(d)	of fixed assets where the proceeds of disposal are used to purchase replacement assets comparable or superior as to type, value and quality;

(e)	of assets for cash where the consideration (when aggregated with the consideration for any other sale, transfer, assignment, lease or other disposal not allowed under paragraphs (a) to (e) above) does not exceed $2,000,000 in any 12 month period.

“Permitted Liens” means, in respect of any Credit Party other than the Borrower and the IP Guarantor (except for paragraph (j) which applies in respect of the Borrower), any one or more of the following:

(a)	Liens for Taxes which are not due or delinquent or the validity of which is being contested at the time by the Person in good faith by proper legal proceedings if adequate provision has been made for their payment and such Liens are not executed on or enforced against any of the Assets of any Credit Party;

(b)	Liens in favour of the Agent and the other Secured Creditors created by the Security Documents;

(c)	any Lien or deposit under workers’ compensation, social security or similar legislation or in connection with bids, tenders, leases or contracts or to secure related public or statutory obligations, surety and appeal bonds where required by law;

(d)	any builders’, mechanics’, materialman’s, carriers’, warehousemen’s and landlords’ liens and privileges, in each case, which relate to obligations not yet due or delinquent;

(e)	any right reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant, claim or permit held or acquired by any Credit Party, or by any statutory provision, to terminate the lease, licence, franchise, grant, claim or permit or to purchase assets used in connection therewith or to require annual or other periodic payments as a condition of the continuance thereof;

(f)	any Lien created or assumed by any Credit Party in favour of a public utility when required by the utility in connection with the operations of such Credit Party;

(g)	any reservations, limitations, provisos and conditions expressed in original grants from any Governmental Authority;

(h)	any applicable municipal and other Governmental Authority restrictions affecting the use of land or the nature of any structures which may be erected thereon, any minor encumbrance, such as easements, rights-of-way, servitudes or other similar rights in land granted to or reserved by other Persons, rights-of-way for sewers, electric lines, telegraph and telephone lines, oil and natural gas pipelines and other similar purposes, or zoning or other restrictions applicable to the use of real property by any Credit Party, or title defects, encroachments or irregularities, that do not detract from the value of the property or impair its use in the operation of the business of any Credit Party;

(i)	customary Liens in respect of service charges in respect of bank accounts;

(j)	any Lien over the Restricted Account or any funds in the Restricted Account; and

(k)	any Lien that secures Permitted Debt referred to under subsections (c), (e) and/or (f) of the definition of “Permitted Debt”;.

“Person” means an individual, sole proprietorship, corporation, limited liability company, trust, joint venture, association, company, partnership, institution, public benefit corporation, investment or other fund, Governmental Authority or other entity, and pronouns have a similarly extended meaning.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the Environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (a) investigate, clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the Environment, (b) respond to any Environmental Actions, (c) prevent or mitigate any Release, or (d) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or the general counsel of the applicable Credit Party or any Person designated by a Responsible Officer to act on behalf of a Responsible Officer, or other duly authorized Person acceptable to the Agent; provided that such designated Person may not designate any other Person to be a Responsible Officer. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Account” means the account into which the proceeds of the First ~~Advance and the Second Advance are deposited provided that, if so agreed between the Borrower and any Subsequent Advance Lender, such account shall also be the account into which the proceeds of the applicable Subsequent~~ Advance are deposited.

________ means ________P.

___ Credit Agreement” means that certain credit agreement, dated the date hereof, among _the the  _______ Lender, HSCP CN Holdings ULC, as borrower, and the Borrower, as guarantor.

“_______ Credit Documents” means each of the ________ Credit Agreement, the _______ Guarantee, all other guarantees and security provided in connection therewith and all other agreements, instruments and other documents governing or relating thereto, and “_______ Credit Document” means any of them.

“___ Guarantee” means the guarantee, dated the date hereof, among ______ and the Borrower, whereby Borrower guarantees the HSCP CN Holdings ULC’s obligations under the ________ Credit Agreement.

________ Lender” means ________, and any other Persons made a lender pursuant to the terms of the ______ Credit Agreement.

“Sanctions ” means any of the sanctions programs and related requirements of Applicable Law administered by (a) the U.S. government, including those administered by the Treasury Department’s Office of Foreign Assets Control or the U.S. Department of State, or (b) the Government of Canada, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, in each case, as renewed, extended, amended, or replaced.

~~“Second Advance” means an advance under the Credit Facility to the Borrower to be made pursuant to Section 4.2.~~

~~“Second Advance Closing Date” means the date on which the Second Advance is made.~~

~~“Second Advance Commitment” means an amount equal to up to $20 million as may be reduced in an amount equal to the amount of any repayments or reductions required or made hereunder with respect to the Second Advance.~~

~~“Second Advance Lender” means IP Investment Company, LLC, a Delaware limited liability company, or such other Person as the Borrower may select.~~

~~“Second Advance Maturity Date” means the date which is one year following the Second Advance Closing Date or such later date as may be agreed between the Borrower and the Second Advance Lenders.~~

~~“Second Advance Obligations” means all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Borrower or any other Credit Party to the Agent, and the Second Advance Lender, or any of them, in connection with the Second Advance pursuant to the Credit Documents, including the Aggregate Principal Amount of the Second Advance, the Applicable Premium relating to the Second Advance, all accrued interest and all other amounts payable under this Agreement in relation to the Second Advance.~~

~~“Second Advance Security” means all personal property securing the Second Advance Obligations pursuant to the Second Advance Security Documents.~~

~~“Second Advance Security Documents” means the pledge agreement described in Section 7.1(a) and the IP Security Agreement.~~

“Secured Creditors” means, as applicable, the Agent and the Lenders.

“Security” means, at any time, the Liens in favour of the Secured Creditors, or any of them, in the Collateral securing their obligations under this Agreement and the other Credit Documents.

“Security Documents” means the IP Security Agreement and any other security documents that the Borrower and the First Advance Lender may agree to in writing.

“Solvent” means, (a) with respect to any Person organized under the laws of Canada or any province or territory thereof, on a particular date, that on such date, (i) such Person is not for any reason unable to meet its obligations as they generally become due, (ii) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due, and (iii) the aggregate property of such Person is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient, to enable payment of all its obligations, due and accruing due, and (b) with respect to any Person organized under the laws of a jurisdiction located within the United States on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means indebtedness of any Credit Party to any Person which the Lenders in their sole discretion have consented to in writing and in respect of which the holder thereof has entered into a subordination, postponement and standstill agreement in favour of the Agent in form and substance reasonably satisfactory to the Agent which shall provide (among other things) that: (A) the maturity date of such indebtedness is later than the ~~latest~~ First Advance Maturity Date; (B) the holder of such indebtedness may not receive any payments on account of principal or interest thereon (except to the extent, if any, expressly permitted therein); (C) any security held in respect of such indebtedness is subordinated to the Security; (D) the holder of such indebtedness may not take any enforcement action in respect of any such security (except to the extent, if any, otherwise expressly provided therein) without the prior written consent of the Agent; and (E) any enforcement action taken by the holder of such indebtedness will not interfere with the enforcement action (if any) being taken by the Agent in respect of the Security.

~~“Subsequent Advance” means an advance under the Credit Facility to the Borrower to be made pursuant to Section 4.3.~~

~~“Subsequent Advance Closing Date” means any date on which a Subsequent Advance is made.~~

~~“Subsequent Advance Commitment” means an amount equal to up $68 million as may be reduced in an amount equal to the amount of any repayments or reductions required or made hereunder with respect to any Subsequent Advance.~~

~~“Subsequent Advance Lender” means IP Investment Company, LLC, a Delaware limited liability company, or such other Person as the Borrower may select.~~

~~“Subsequent Advance Maturity Date” means such date as may be agreed between the Borrower and the Subsequent Advance Lender.~~

~~“Subsequent Advance Obligations” means all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Borrower or any other Credit Party to the Agent, and the Subsequent Advance Lender, or any of them, in connection with a Subsequent Advance pursuant to the Credit Documents, including the Aggregate Principal Amount of such Subsequent Advance, the Applicable Premium relating to such Subsequent Advance (if any), all accrued interest and Fees and all other amounts payable under this Agreement in relation to such Subsequent Advance.~~

~~“Subsequent Advance Security” means such Liens as may be agreed between the Borrower and any Subsequent Advance Lender.~~

~~“Subsequent Advance Security Documents” means each security document that may be entered into in order to grant the Subsequent Advance Security in favour of the Agent and/or the Subsequent Advance Lender.~~

“Subsidiaries” means the subsidiaries of the Parent.

“subsidiary” means with respect to any Person (the “parent”) at any date, (i) any corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all equity interests entitled to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership, (x) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (y) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Party” means a third party designated by the Borrower.

“Third Party IP Purchase Deadline” has the meaning specified in Section 9.3(1)(b).

“Third Party Offer” has the meaning specified in Section 9.3(1)(a).

“Tranche” means each of Tranche A and/or Tranche B, as applicable.

“Tranche A” has the meaning set out in Section 2.2(1).

“Tranche A Commitment” means the commitment of each Lender to advance funds to the Borrower under the Credit Facility in an aggregate principal amount up to $1 million, as the same may be reduced in an amount equal to the amount of any repayments or reductions required or made hereunder with respect to Tranche A.

“Tranche A Interest Shares” has the meaning specified in Section 3.3(1)(a).

“Tranche A Premium” means, in respect of any repayment of Tranche A only, an amount equal to ten percent (10%) of the amount of Tranche A being repaid.

“Tranche B” has the meaning set out in Section 2.2(2).

“Tranche B Commitment” means the commitment of each Lender to advance funds to the Borrower under the Credit Facility in an aggregate principal amount up to $21 million, as the same may be reduced in an amount equal to the amount of any repayments or reductions required or made hereunder with respect to Tranche B.

“Tranche B Interest Rate” means, in respect of Tranche B only, the rate of twelve percent (12%) per annum.

“U.S. Dollars” and “U.S. $” means lawful money of the United States of America.

Section 1.2 Gender and Number.

Any reference in the Credit Documents to gender includes all genders and words importing the singular number only include the plural and vice versa.

Section 1.3 Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect the interpretation of this Agreement.

Section 1.4 Currency.

All references in the Credit Documents to $ or dollars, unless otherwise specifically indicated, are expressed in the currency of the United States of America.

Section 1.5 Certain Phrases, etc.

In any Credit Document (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”, and references to “this Agreement”, “hereof” and “herein” and like references refer to such Credit Document and not to any particular Article, Section or other subdivision of such Credit Document.

Section 1.6 Non-Business Days.

Whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Business Day, such payment shall be made or such action shall be taken on the next succeeding Business Day and, in the case of the payment of any amount, the extension of time shall be included for the purposes of computation of interest, if any, thereon.

Section 1.7 Accounting Terms.

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP. If there occurs a material change in GAAP, including as a result of a conversion to International Financial Reporting Standards and, as a result, an amount required to be determined hereunder would be materially different (as determined by the Borrower or the Agent), the Borrower and the Agent shall negotiate in good faith to revise (if appropriate) the relevant covenants to give effect to the intention of the parties under this Agreement as at the date hereof, and any new covenant shall be subject to approval by the Lender. Until the successful conclusion of any such negotiation and approval by the Lender, and/or if the Borrower and the Lender cannot agree on revisions to the covenants within thirty (30) days following the implementation of the change, the Borrower shall thereafter make all calculations for the purpose of determining compliance with the financial covenants contained herein both under GAAP in existence as at the date hereof and GAAP subsequently in effect and applied by the Borrower.

Section 1.8 Rateable Portion of First Advance.

References in this Agreement to a Lender’s rateable portion of the First Advance, any portion or Tranche thereof, or rateable share of ~~Interest Shares or~~any payments of principal, interest (including, for greater certainty, Tranche A Interest Shares), fees or any other amount, shall mean and refer to a rateable portion or share as nearly as may be rateable in the circumstances, as determined in good faith by the Agent. Each such determination by the Agent shall be prima facie evidence of such rateable share.

Section 1.9 Incorporation of Schedules and Exhibits.

The schedules and exhibits attached to this Agreement shall form an integral part of it.

Section 1.10 Conflict.

The provisions of this Agreement prevail in the event of any conflict or inconsistency between its provisions and the provisions of any of the other Credit Documents.

Section 1.11 Certificates.

Any certificate required by the terms of this Agreement or any Credit Document to be given by any officer of the Borrower for and on behalf of any Credit Party shall be given without any personal liability on the part of the officer giving the certificate.

Section 1.12 Permitted Liens.

Any reference in this Agreement or any of the other Credit Documents to a Permitted Lien or a Lien permitted by this Agreement is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Credit Documents to any Permitted Lien or any Lien permitted hereunder, it being the intention of the parties that all Liens created pursuant to the Security shall at all times rank as first priority Liens, including in priority to Permitted Liens and all other Liens or other obligations whatsoever, subject only to Permitted Liens which under Applicable Law rank in priority thereto.

Section 1.13 References to Agreements.

Except as otherwise provided in this Agreement, any reference in this Agreement to any agreement or document means such agreement or document as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented in accordance herewith and therewith.

Section 1.14 Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended, re-enacted or replaced.

Section 1.15 Currency Equivalents Generally.

Any amount specified in Article ~~5,~~5, Article 6 or Article 9 to be in U.S. Dollars shall also include the Equivalent Amount of such amount in any currency other than U.S. Dollars. For purposes of determining compliance with Section 6.2 with respect to any transaction in a currency other than U.S. Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such transaction occurs but, for the avoidance of doubt, the foregoing provisions of this Section 1.15 shall otherwise apply to Section ~~6.2.~~6.2.

ARTICLE 2
CREDIT FACILITIES

Section 2.1 Availability and Advances.

On the terms and conditions of this Agreement~~:~~, the First Advance Lender establishes in favour of the Borrower the Credit Facility in a maximum aggregate principal amount equal to the First Advance Commitment. The First Advance Lender agrees to make the First Advance to the Borrower in accordance with the First Advance Commitment on the First Advance Closing Date.

~~(1)~~	~~the First Lender agrees to make the First Advance to the Borrower in accordance with the First Advance Commitment on the First Advance Closing Date;~~

~~(2)~~	~~the Second Lender agrees to make the Second Advance to the Borrower in accordance with the Second Advance Commitment on the Second Advance Closing Date; and~~

~~(3)~~	~~the Subsequent Lender agrees to make each Subsequent Advance to the Borrower in accordance with the Subsequent Advance Commitment on the applicable Subsequent Advance Closing Date.~~

Section 2.2 Commitments and Facility Limits.

~~(1)~~	The First Advance, when made, shall permanently reduce the First Advance Commitment by the amount of the First Advance.

The ~~Second~~First Advance~~, when made, shall permanently reduce the Second Advance Commitment by the amount of the Second Advance. Each Subsequent Advance, when made, shall permanently reduce the Subsequent Advance Commitment by the amount of such Subsequent Advance.~~ shall comprise the following tranches:

(1)	a tranche in the maximum aggregate principal amount equal to the Tranche A Commitment (“Tranche A”); and

(2)	a tranche in the maximum aggregate principal amount equal to the Tranche B Commitment (“Tranche B”).

The Credit Facility does not revolve and any amount repaid or prepaid, as the case may be, under the Credit Facility cannot be reborrowed and will not increase or re-instate ~~any~~the First Advance Commitment or any part or Tranche thereof, rateably by the amount repaid or prepaid, as the case may be.

Section 2.3 Use of Proceeds.

The Borrower shall use the proceeds of the First ~~Advance and the Second~~ Advance exclusively as cash collateral for purposes of the credit facility established pursuant to the ________ Credit Agreement~~, provided that if the Borrower and any Subsequent Advance Lender so agree, the Borrower shall also use the proceeds of the applicable Subsequent Advance as cash collateral for purposes of the credit facility established pursuant to the~~ ________~~Credit Agreement~~.

Section 2.4 Mandatory Repayments.

~~(a)~~	The Borrower shall repay:

(1)	~~(i)~~ the Aggregate Principal Amount of ~~the First Advance~~Tranche A then outstanding and the ~~Applicable~~Tranche A Premium thereon on the First Advance Maturity Date; and

~~(ii)~~

(2)	the Aggregate Principal Amount of ~~the Second Advance then outstanding and the Applicable Premium thereon on the Second Advance Maturity Date; and~~

~~(iii) the Aggregate Principal Amount of any Subsequent Advance then outstanding and the Applicable Premium (if applicable) thereon on the Subsequent Advance Maturity Date.~~

~~(b)~~	~~If, prior~~ to the date that is four months from the Second Advance Closing Date, ~~Parent or~~ its Affiliates has not (i) borrowed or otherwise raised debt or equity capital from ________ ~~or another lender of at least an additional US$65,000,000, or (ii) the Borrower has not repaid the Second Advance by (A) paying the amount of the Second Amount Advance and the Applicable Premium thereon to the Second Advance Lender and (B) concurrently with such payment delivering to the Second Advance Lender that number of Interest Shares equal~~ to 480,000 less the number  ~~of Second Advance Interest Shares delivered to the Second Advance Lender prior~~ to such repayment date, the Second Advance Lender shall have the right to accelerate the maturity of the Second Advance. If this acceleration occurs, (i) the Borrower shall immediately cause the release of the Connecticut Purchase ~~Agreement from escrow, which provides for the transfer of the collateral described in the Second Advance Security Document described~~ in Section 7.1(a) to the Lender in ~~full satisfaction of the Aggregate Principal Amount of the Second Advance and the Applicable Premium thereon (being, for the avoidance of doubt, US$22,000,000 in principal amount), and (ii) the Borrower~~ will ~~deliver to the Second Advance Lender a~~

~~number of Interest Shares equal to 480,000 less the number of Second Advance Interest Shares delivered to the Second Advance Lender prior to such date.~~ Tranche B then outstanding on the First Advance Maturity Date.

Section 2.5 Prepayments; Termination and Reductions of Commitments.

~~(1)~~ The Borrower may, in its discretion, prepay the Aggregate Principal Amount of the First Advance~~, the Second Advance and/or any Subsequent Advance~~ (in whole or in part) then outstanding upon five Business Days’ notice to the Agent (which notice shall state the proposed date of prepayment and, the principal amount being prepaid and the amount of any accrued and unpaid interest on such Aggregate Principal Amount that the Borrower, in its discretion, may elect to prepay upon such prepayment). The Borrower shall, on the date specified in such prepayment notice, pay to the Lender the Aggregate Principal Amount of the First Advance outstanding being prepaid together with the ~~Applicable~~Tranche A Premium relating to the ~~amount being prepaid.~~ portion of Tranche A being prepaid at such time and any accrued and unpaid interest on such Aggregate Principal Amount that the Borrower has elected to prepay. For greater certainty, in the event that the Borrower prepays the entire Aggregate Principal Amount of the First Advance ~~Lender or~~, the ~~Second~~First Advance Lender~~, as applicable,~~ shall be entitled to receive ~~all~~on the date of such prepayment all Tranche A Interest Shares that ~~have yet to be issued to such Lender~~the First Advance Lender would otherwise have been entitled to receive pursuant to Section 3.3 upon repayment of the First Advance or the Second Advance ~~contemplated in this Section 2.5~~(1)(a) as though the ~~Frist~~First Advance ~~or the Second Advance, as applicable, was~~had been outstanding ~~until its applicable~~on the First Advance Maturity Date. Once given a prepayment notice shall be irrevocable.

Section 2.6 Payments under this Agreement.

(1)	All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Unless otherwise expressly provided in this Agreement, the Borrower shall (i) make any payment required to be made by it to a Lender by depositing the amount of the payment with the Agent in immediately available funds not later than 12:00 p.m. (Toronto, Ontario time) on the date the payment is due, and (ii) with respect to any prepayment, provide to the Agent, upon one (1) Business Day’s notice to the Agent, a notice of prepayment which shall be irrevocable and binding on the Borrower and shall specify the date of repayment.

(2)	Payments made hereunder shall be made on a Business Day. Payments received by the Agent, before 12:00 p.m. (Toronto, Ontario time) on a Business Day will be given value on that Business Day. All payments received by the Agent after 12:00 p.m. (Toronto, Ontario time) will be given value on the next following Business Day.

(3)	The Borrower shall make each such payment under the Credit Documents in U.S. Dollars.

Section 2.7 Application of Payments and Prepayments.

(1)

All prepayments under the Credit Facility pursuant to Section ~~2.5, excluding the Applicable Premium~~2.5 (i) in respect of principal, shall be applied by the Agent ~~to the applicable~~in reduction of the Borrower’s obligation to pay any amounts on account of the Aggregate Principal Amount under the First Advance, (ii) in respect of the Tranche A Premium, in reduction of the Borrower’s obligation to pay any amounts on account of the Tranche A Premium, and (iii) in respect of interest (including, for greater certainty, Tranche A Interest Shares), shall be applied by the Agent in reduction of the Borrower’s obligation to pay any accrued and unpaid interest (including, for greater certainty, Tranche A Interest Shares) on the Aggregate Principal Amount of the First Advance.

(2)	Subject to ~~Sections 2.4(b~~Section 2.7(1), ~~9.3(2) and 9.4,~~ if at any time insufficient funds are received by and available to the Agent to pay fully all Obligations then due hereunder then such funds shall be applied (i) first, in reduction of the Borrower’s obligation to pay any expenses, claims or losses referred to in Section ~~11.5,~~11.5, (ii) second, in reduction of the Borrower’s obligation to pay ~~the Applicable~~interest on any Obligations (including, for greater certainty, Tranche A Interest Shares) and the Tranche A Premium, and (iii) third, in reduction of the Borrower’s obligation to pay any amounts due and owing on account of ~~any unpaid principal amount of~~ any unpaid Aggregate Principal Amount of the First Advance which ~~are~~is due and owing.

Section 2.8 Computations of Interest.

(1)	All computations of interest shall be made by the Agent taking into account the actual number of days occurring in the period for which such interest is payable and on the basis of a year of 365 days.

(2)	If any provision of this Agreement or of any of the other Credit Documents would obligate any Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in a receipt by such Lender of interest at a criminal rate then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amount or rate of interest required to be paid to such Lender under the applicable Credit Document (including by reducing the ~~Applicable~~Tranche A Premium), and thereafter, by reducing any fees, commissions, premiums and other amounts (including the number of Tranche A Interest Shares) required to be paid to such Lender which would constitute “interest” for purposes of Applicable Law.

ARTICLE 3
ADVANCES

Section 3.1 The First Advance.

[Intentionally deleted.]

Section 3.2 Reliance upon Borrower’s Authority.

On or prior to the First Advance Closing Date, the Borrower shall deliver to the Agent a written notice setting forth (a) the Restricted Account to which the Agent is authorized to transfer the proceeds of ~~each~~the First Advance requested by the Borrower, and (b) the names of the officers authorized to request ~~such~~the First Advance on behalf of the Borrower, and shall provide the Agent with a specimen signature of each such officer. The Agent shall be entitled to rely conclusively on such officer’s authority to request ~~each~~the First Advance on behalf of the Borrower, the proceeds of which are to be transferred to the Restricted Account pursuant to the immediately preceding sentence. The Agent shall have no duty to verify the identity of any individual representing himself as one of the officers authorized by the Borrower to make such requests on its behalf. The crediting of ~~an~~the First Advance to the Restricted Account shall conclusively establish the obligation of the Borrower to repay ~~such~~the First Advance as provided herein.

Section 3.3 Interest on ~~Advances~~First Advance.

(1)	The Borrower shall pay interest on the ~~unpaid principal amount of the Advances~~Aggregate Principal Amount of the First Advance and such interest shall accrue on the Aggregate Principal Amount of the First Advance from the date such amount is advanced to the Borrower, both before and after the First Advance Maturity Date, default and judgment until actual payment in full as follows:

(a)	~~from the first Advance Closing Date until the principal amount of the First Advance is repaid in full, by the delivery to the Lender of an aggregate of 27,333 Parent Shares per month (the “First Advance Interest Shares”);~~in respect of the Aggregate Principal Amount of Tranche A only, by delivery to the Lender of a maximum aggregate number of 16,799 Fixed Shares and 7,199 Floating Shares (collectively, the “Tranche A Interest Shares”), which shall be paid and delivered monthly in eleven equal installments of 1,527 Fixed Shares and 564 Floating Shares on the last day of each successive month commencing on the last day of the calendar month immediately following the date on which the First Advance is fully advanced to the Borrower with the balance of the Tranche A Interest Shares to be paid and delivered to the Lender on the First Advance Maturity Date; and

~~(b)~~	~~from the Second Advance Closing Date until the principal amount of the Second Advance is repaid in full, by the delivery to the Lender of an aggregate of 40,000 Parent Shares per month (the “Second Advance Interest Shares”); and~~

(b)	~~(c) from any Subsequent Advance Closing Date until the principal amount of such Subsequent Advance is repaid in full, by the delivery to the Lender of an aggregate of Parent Shares to be agreed between the Borrower and the applicable~~

Subsequent Advance Lender (the “Subsequent Advance Interest Shares” and, together with the First Advance Interest Shares and the Second Advance Interest Shares, the “Interest Shares”).in respect of the Aggregate Principal Amount of Tranche B only, at the Tranche B Interest Rate, calculated annually based on the actual number of days elapsed and payable in cash on the First Advance Maturity Date.

Any reference herein of delivery to the Lender means to the Lender or as directed in writing by the Lender or to the owners of the Lender.

~~(2)~~	~~If the Borrower:~~

~~(a)~~	~~prepays the First Advance pursuant to Section 2.5 prior to the First Advance Maturity Date, the Borrower shall deliver to the First Advance Lender such number of Parent Shares as is equal to the difference between 328,000 Parent Shares and the aggregate amount of Interest Shares previously delivered to the First Advance Lender pursuant to Section 3.3(1)(a);~~

~~(b)~~	~~prepays the Second Advance pursuant to Section 2.5 prior to the Second Advance Maturity Date, the Borrower shall deliver to the Second Advance Lender such number of Parent Shares as is equal to the difference between 480,000 Parent Shares and the aggregate amount of Interest Shares previously delivered to the Second Advance Lender pursuant to Section 3.3(1)(b); or~~

~~(c)~~	~~prepays a Subsequent Advance pursuant to Section 2.5 prior to the applicable Subsequent Advance Maturity Date, the Borrower shall deliver to the applicable Subsequent Advance Lender such number of Parent Shares as the Borrower and the applicable Subsequent Lender may agree.~~

(2)	(3) The Borrower shall use its best efforts to cause the ~~Interest Shares to be, when delivered to the Lenders hereunder, Freely Tradable. Notwithstanding any other provision of this Agreement, the Lenders acknowledge and agree that (i) no Interest Shares need be delivered by the Borrower prior to May 31, 2020 or such earlier date as the Borrower may determine (the “First Delivery Date”) (or within 30 days of any date upon which the Interest Shares are deliverable hereunder following the First Delivery Date), (ii) the Borrower’s obligation to deliver Second Advance Interest Shares shall cease at any time while the Second Advance is outstanding should the Borrower fail to deliver Freely Tradeable Second Advance Interest Shares on or prior to the First Delivery Date and, in respect of all Second Advance Interest Shares deliverable after the First Delivery Date, within 30 days of such prescribed delivery date, and (iii) following the cessation of the Borrower’s obligations to deliver Second Advance Interest Shares as contemplated in (ii), the Borrower shall satisfy all deliveries of Second Advance Interest Shares for which Interest Shares have not been previously delivered with a cash payment to the Second Advance Lender in place of Interest Shares on each applicable Second Advance Interest Shares delivery date in an amount equal to the 30 day volume weighted average price per Parent Share on the Exchange multiplied by the applicable number of~~

~~such Second Advance Interest Shares to be delivered on such date.~~ Tranche A Interest Shares to be, when delivered to the Lenders hereunder, Freely Tradable.

~~(4)~~	~~Subject to Section 3.3(3) above, Interest Shares shall be payable monthly in arears on the last Business Day of each month during which the applicable Advance is outstanding.~~

(3)	(5) Each Lender shall hold all Tranche A Interest Shares received by it in a segregated account and shall not comingle the Tranche A Interest Shares with any other Parent Shares. The Lenders each hereby covenant that they will, promptly, and in any event within 24 hours, advise the Borrower in writing of any disposition of any Tranche A Interest ~~Share~~Shares.

ARTICLE 4
CONDITIONS OF LENDING

Section 4.1 Conditions Precedent to the First Advance.

The obligation of the First Advance Lender to make the First Advance under the Credit Facility is subject to fulfilment of the following conditions precedent at the time the First Advance is made available, provided that the First Advance may be advanced over two separate days:

(a)	no Default or Event of Default has occurred or is continuing or would arise immediately after giving effect to or as a result of the First Advance;

(b)	the representations and warranties of the Credit Parties contained in Article 5 and in each of the other Credit Documents are true and correct on the First Advance Closing Date as if such representations and warranties were made on that date;

(c)	no litigation is pending or threatened in writing against one or more of the Credit Parties that, if decided adversely, would reasonably be expected to have a Material Adverse Effect;

(d)	the ~~First~~ Security shall have been executed and delivered, all registrations necessary or desirable in connection therewith shall have been made, and all legal opinions and other documentation reasonably required by the First Advance Lender in connection therewith shall have been executed and delivered, all in form and substance reasonably satisfactory to the Agent and the First Advance Lender;

(e)	the Agent having received, in form and substance and dated a date reasonably satisfactory to the First Advance Lender and its counsel:

(i)	an executed copy of this Agreement, the IP Guarantee and the ~~First Advance~~ Security Documents;

(ii)	(x) searches shall have been conducted in all jurisdictions and (y) deliveries of all consents, approvals, acknowledgements,

confirmations, undertakings, subordinations, discharges, waivers and other documents and instruments to the Agent shall have been made, which, in each case, are desirable or required to make effective the ~~First Advance~~ Security and to ensure the perfection and the first-ranking priority of the ~~First Advance~~ Security subject only to Permitted Liens which rank by law in priority;

(iii)	certified copies of (i) the charter documents of each Credit Party; (ii) all resolutions of the Board of Directors or members, as the case may be, of each Credit Party approving the borrowing and other matters contemplated by this Agreement and the other Credit Documents, and (iii) a list of the officers and directors authorized to sign agreements together with their specimen signatures;

(iv)	a good standing certificate or like certificate with respect to each Credit Party issued by the appropriate Governmental Authority of the jurisdiction of its organization;

(v)	all approvals, acknowledgments and consents of all Governmental Authorities and other Persons which are required to be obtained by the Borrower in order to complete the transactions contemplated by this Agreement and to perform its obligations under any Credit Document to which it is a party;

(vi)	opinions from the counsel for each Credit Party regarding its corporate status, the due authorization, execution, delivery and enforceability of the Credit Documents provided by it, and such other matters as the Agent and the Lenders may reasonably require;

(vii)	the documentation and other information that is required by the Agent and the First Advance Lender pursuant to Anti-Money Laundering and Anti-Terrorism Laws and applicable “know your client” laws and regulations; and

(viii)	copies of the fully executed ________ Credit Agreement and the other ________ Credit Documents.~~.~~

~~Section 4.2 Conditions Precedent to the Second Advance~~

~~The obligation of the Second Lender to make the Second Advance under the Credit Facility is subject to fulfilment of the following conditions precedent at the time~~ the Second Advance is ~~made available:~~

~~(a)~~	~~no Default or Event of Default~~ has occurred or is continuing or would arise  ~~immediately after giving effect to or as a result of the Second Advance;~~

~~(b)~~	~~the Second Security shall have been executed and delivered, all registrations necessary in connection therewith shall have been made, and all legal opinions~~

~~and other documentation reasonably required by the Second Advance Lender in connection therewith shall have been executed and delivered, all in form and substance reasonably satisfactory to the Agent and the Second Advance Lender;~~

~~(c)~~	~~the Agent having received, in form and substance and dated a date reasonably satisfactory to the Second Advance Lender and its counsel:~~

~~(i)~~	~~an executed copy of the Guarantees (other than the IP Guarantee) and the Security Advance Security Documents; and~~

~~(ii)~~	~~opinions from the counsel for each Credit Party regarding its corporate status, the due authorization, execution, delivery and enforceability of the Second Advance Security Documents.~~

~~Section 4.3 Conditions Precedent to any Subsequent Advance~~

~~The obligation of any Subsequent Advance Lender to make a Subsequent Advance under the Credit Facility is subject to fulfilment of the following conditions precedent at the time such Subsequent Advance is made available:~~

~~(a)~~	~~no Default or Event of Default has occurred or is continuing or would arise immediately after giving effect to or as a result of such Subsequent Advance;~~

~~(b)~~	~~the Subsequent Security (if any) shall have been executed and delivered, all registrations necessary in connection therewith shall have been made, and all legal opinions and other documentation reasonably required by the applicable Subsequent Advance Lender in connection therewith shall have been executed and delivered, all in form and substance reasonably satisfactory to the Agent and such Subsequent Advance Lender;~~

~~(c)~~	~~the Agent having received, in form and substance and dated a date reasonably satisfactory to such Subsequent Advance Lender and its counsel:~~

~~(i)~~	~~an executed copy of the Subsequent Advance Security Documents (if any); and~~

~~(ii)~~	~~opinions from the counsel for each Credit Party regarding its corporate status, the due authorization, execution, delivery and enforceability of the Subsequent Advance Security Documents (if any).~~

Section 4.2 ~~Section 4.4~~ Waiver of Conditions Precedent.

The conditions precedents set out in Section 4.1 are inserted for the sole benefit of the First Advance Lender and may be waived only by the First Advance Lender. ~~The conditions precedents set out in Section 4.2 are inserted for the sole benefit of the Second Advance Lender and may be waived only by the First Advance Lender. The conditions precedents set out in~~

~~Section 4.3 are inserted for the sole benefit of the applicable Subsequent Advance Lender and may be waived only by such Subsequent Advance Lender.~~

ARTICLE 5
REPRESENTATIONS AND WARRANTIES ~~–~~

Section 5.1 Representations and Warranties.

Each Credit Party represents and warrants to the Agent and each Lender, acknowledging and confirming that the Agent and each Lender is relying on such representations and warranties without independent inquiry in entering into this Agreement and providing the ~~Advances~~First Advance that:

(1)	Incorporation and Qualification. Each of the Credit Parties is a company duly organized and validly existing under the laws of its jurisdiction of organization. Each of the Credit Parties is qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which such qualification, licensing or registration is necessary or where failure to be so qualified would have a Material Adverse Effect;

(2)	Power. Each of the Credit Parties has all requisite entity power and authority to (i) own, lease and operate its properties and assets and to carry on its business as now being conducted by it, and (ii) enter into and perform its obligations under the Credit Documents to which it is a party;

(3)	Conflict With Other Instruments. The execution and delivery by each of the Credit Parties and the performance by each of them of their respective obligations under, and compliance with the terms, conditions and provisions of, the Credit Documents to which they are a party will not (i) conflict with or result in a breach of any of the terms or conditions of (u) their respective organization documents, (v) any Applicable Law (including with respect to the Borrower and the IP Guarantor only, all Federal Cannabis Laws) in any material respect, or (w) any contractual restriction binding on or affecting them or their respective Assets, or (ii) result in, require or permit (x) the imposition of any Lien in, on or with respect to any of their respective Assets (except in favour of the Agent and the Secured Creditors) or (y) the acceleration of the maturity of any indebtedness binding on or affecting any Credit Party;

(4)	Entity Action, Governmental Approvals, etc. The execution and delivery of each of the Credit Documents by each of the Credit Parties, in each case, to the extent a party thereto and the performance by each of the Credit Parties of their respective obligations under the Credit Documents, in each case, to the extent a party thereto, have been duly authorized by all necessary entity action including the obtaining of all necessary equity owner consents. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Authority or other Person, is or was necessary to be obtained or made by the Borrower in connection with its execution, delivery and performance of obligations under the Credit Documents except as are in full force and effect, unamended, at the date of this Agreement;

(5)	Execution and Binding Obligation. This Agreement and the other Credit Documents have been duly executed and delivered by each of the Credit Parties, in each case, to the extent a party thereto and constitute legal, valid and binding obligations of each such Person enforceable against them in accordance with their respective terms, subject only to any limitation under Applicable Laws relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally, and (ii) general equitable principles;

(6)	Compliance with Applicable Laws. Each of the Credit Parties is in compliance, in all material respects, with all Applicable Laws (including with respect to the Borrower and the IP Guarantor only, all Federal Cannabis Law);

(7)	No Default. No Credit Party is in violation of its organizational documents or any operating agreement applicable to it;

(8)	No Default or Event of Default. No Default or Event of Default has occurred and is continuing or would reasonably be expected to arise immediately after giving effect to or as a result of the ~~applicable~~First Advance pursuant to this Agreement;

(9)	Books and Records. All books and records of each of the Credit Parties have been fully, properly and accurately kept and completed in all material respects in accordance with GAAP, where applicable, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein;

(10)	Financial Statements. The historical financial statements provided to the Lender in connection with this Agreement and the audited consolidated financial statements of the Parent have been prepared in accordance with GAAP and each presents fairly and consistently in all material respects:

(a)	the consolidated assets, liabilities, (whether accrued, absolute, contingent or otherwise) and financial position of the Parent as at the respective dates of the relevant statements; and

(b)	the consolidated sales and earnings of the Parent during the periods covered by such statements;

(11)	Solvency. Each Credit Party is Solvent on an individual basis;

(12)	Security.

(a)	Each of the Security Documents, when entered into by the applicable Credit Party, shall be effective to create in favour of the Agent for the benefit of the applicable Secured Creditors, legal, valid and perfected first priority Liens (subject only to Permitted Liens which rank by law in priority), enforceable in accordance with their terms against third parties and any trustee in bankruptcy in the Collateral subject thereto, except to the extent a secured creditor’s rights are affected or limited by applicable bankruptcy, insolvency, moratorium, organization and other laws of general application limiting the enforcement of secured creditors’ rights generally;

(13)	Issuance of ~~Parent~~Tranche A Interest Shares.

(a)	the Parent has full corporate power and authority to issue the ~~Parent~~Tranche A Interest Shares as contemplated in this Agreement and such ~~Parent~~Tranche A Interest Shares, when issued will be duly and validly authorized and will not result in any breach or be in conflict with or constitute a default under or create a state of facts that after notice or lapse of time or both would constitute a default under any term or provision of the Parent’s constating documents, by-laws or resolutions of the directors of the Parent;

(b)	the ~~Parent~~Tranche A Interest Shares have been duly authorized and, when issued and delivered, will be validly issued and outstanding as fully paid and non-assessable ~~Parent Shares~~shares;

(c)	the issued and outstanding Parent Shares are listed and posted for trading on the Exchange and, to the knowledge of the Parent, the Parent is not in default of any material listing or filing requirements of the Exchange;

(d)	the Parent has made or will make all necessary filings and has done and will do all other things necessary under the rules of the Exchange to list the ~~Parent~~Tranche A Interest Shares on the Exchange on the date such ~~Parent~~Tranche A Interest Shares are issued; and

(e)	no order ceasing or suspending trading in the securities of the Parent or prohibiting the sale of the Parent Shares has been issued to the Parent or its directors or officers and no investigations or proceedings for such purposes are pending or threatened.

(14)	Ownership of Assets. The Credit Parties own all assets in all material respects required in order to carry on their businesses as presently conducted. Each Credit Party owns, and possesses its assets free and clear of any and all Liens except for Permitted Liens. No Credit Party has any commitment or obligation (contingent or otherwise) to grant any Liens except for Permitted Liens.

(15)	Intellectual Property. The IP Guarantor possesses or has the right to use all Intellectual Property material to the conduct of its business, each of which is in good standing in all material respects; and has the right to use such Intellectual Property without violation of any material rights of others with respect thereto. No Person has asserted any claim in respect of the validity of such Intellectual Property or the IP Guarantor 's rights therein, and the Borrower and the IP Guarantor are not aware of any basis for the assertion of any such claims. The Borrower and the IP Guarantor are not aware of any material infringement of the IP Guarantor’s rights under such Intellectual Property by other Persons. The conduct and operations of the businesses of the IP Guarantor does not infringe, misappropriate, dilute or violate, in any material respect, any Intellectual Property rights held by any other Person.

(16)	Anti-Terrorism, Anti-Corruption Laws. No Credit Party is a Person that is, or is owned or controlled by Persons that are: (i) the subject or target of any Sanctions; or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including Cuba, Iran, North Korea, Sudan and Syria. None of the Obligations and none of the other amounts payable under the Credit Agreement will be paid by the Borrower or the IP Guarantor with any property or proceeds of any property that was obtained or derived directly or indirectly: (x) as a result of an act or omission anywhere that, if it had occurred in Canada, would have constituted a designated offence (as defined in section 462.31(1) of the Criminal Code); or (y) in contravention of any Federal Cannabis Law; and

(17)	Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of ~~any~~the First Advance will be used to purchase or carry any margin stock.

(18)	Taxes. Each Credit Party has paid all Taxes due and owing by it within applicable time periods. Each Credit Party is in compliance in all material respects with Section 280E of the Internal Revenue Code of 1986, as amended.

(19)	SPV Status.

(a)	Since the date of its incorporation, the Borrower has not (i) conducted any business other than the entry into the Credit Documents and the ________ Credit Documents or (ii) had any employees and, as at the date of this Agreement, it has no employees. The Borrower does not have any assets and it has not incurred any liabilities other than under the Credit Agreement Documents or ________ Credit Documents.

Section 5.2 Survival of Representations and Warranties.

The representations and warranties in this Agreement and in any certificates or documents delivered to the Agent and the Lender shall not merge in or be prejudiced by and shall survive the making of the ~~Advances~~First Advance and shall continue in full force and effect until all Obligations are either repaid or satisfied.

ARTICLE 6
COVENANTS OF THE BORROWER

Section 6.1 Affirmative Covenants

Until all Obligations are either repaid or satisfied, then unless consent is given in accordance with Section 11.1,11.1, the Borrower and the Guarantors, as applicable, shall do the following:

(1)	Prompt Payment. The Borrower will pay or cause to be paid all Obligations and other amounts payable under the Credit Documents punctually when due.

(2)	Additional Reporting Requirements. Deliver to the Agent (with sufficient copies for the Lender):

(a)	as soon as practicable, and in any event within three Business Days after the occurrence of each Default or Event of Default, a statement of the Borrower, signed on its behalf by the chief financial officer of the Borrower or any other officer acceptable to the Agent, setting forth the details of the Default or Event of Default and the action which the Credit Party proposes to take or have taken; and

(b)	such other information respecting the condition or operations, financial or otherwise, of any Credit Party or its business as the Agent, on behalf of the Lender, may from time to time reasonably request;

(3)	Share Purchases. Upon ~~(i)~~ the First Advance Lender’s request within 10 Business Days following the First Advance Maturity Date, the Borrower shall purchase up to ~~328,000~~23,999 Tranche A Interest Shares delivered to the First Advance Lender (or such Persons as the First Advance Lender may direct) in connection with ~~the First Advance~~Tranche A and then held by the First Advance Lender (or such other Persons to which such Tranche A Interest Shares were issued) at a purchase price of US$4.50 per Tranche A Interest Share~~, and (ii) the Second Advance Lender’s request within 10 Business Days following the third anniversary of the Second Advance Closing Date, the Borrower shall purchase up 480,000 Interest Shares delivered to the Second Advance Lender (or the such U.S. person as the Second Advance Lender had instructed such Interest Shares to be issued to) in connection with the Second Advance and then held by the Second Advance Lender (or such U.S. person to which such Interest Shares were issued) at a price of US$4.50 per Interest Share.~~ . As a condition to the Borrower’s obligations under this Section, ~~each of~~ the First Advance Lender ~~and the Second Advance Lender~~ shall deliver all evidence reasonably requested by the Borrower to evidence that the holder of the Tranche A Interest Shares has not transferred such Tranche A Interest Shares and the proposed shares subject to this provision are the same shares that were issued as such Tranche A Interest Shares pursuant to Section 3.3(1)(a).

(4)	Existence. Each Credit Party shall maintain its corporate existence in good standing, continue to carry on its business in all applicable jurisdictions, maintain all qualifications to carry on business in each applicable jurisdiction, and conduct its business in a proper and efficient manner;

(5)	Permitted Uses. Use the proceeds of the ~~Advances~~First Advance hereunder only for the purposes permitted pursuant to Section 2.3;

(6)	Intellectual Property. The IP Guarantor shall:

(a)	(i) protect, defend and use commercially reasonable efforts to maintain the ownership, validity and enforceability of the material Intellectual Property, (ii) use its best efforts to detect any actions which may be or are infringements, violations, passing off, dilution or other claims of or against the material Intellectual Property and promptly advise the Agent in writing of any litigation relating thereto, and

(iii) not allow any of the Intellectual Property to be abandoned, forfeited, cancelled, expunged and/or dedicated to the public without the written consent of the Agent;

(b)	use, and make commercially reasonable efforts to ensure that any licensee uses, the Intellectual Property in such manner as to preserve its rights therein provided that it is acknowledged and agreed that the IP Guarantor is under no obligation to use or continue to use any Intellectual Property if it determines that such Intellectual Property is no longer material; and

(c)	take such actions as may be necessary or advisable in order to preserve the rights of the Agent under the IP Security Agreement.

(7)	Anti-Money Laundering and Anti-Terrorism Laws. Promptly provide all information with respect to the Credit Parties, their respective directors, authorized signing officers, direct or indirect shareholders or other persons in control of the Credit Parties, including supporting documentation and other evidence, as may be reasonably requested by the Agent or any Lender or, subject to Section 11.6(2), any prospective assignee of the Agent or any Lender, in order to comply with any applicable Anti-Money Laundering and Anti-Terrorism Laws or such other applicable “know your client” laws and requirements, whether now or hereafter existence.

(8)	Inspection. Prior to an Event of Default that is continuing, each Credit Party will permit the Agent and its employees and agents to enter upon and inspect its properties, assets, books and records from time to time during normal business hours upon reasonable prior notice and in a manner which does not materially interfere with its business, and make copies of and abstracts from such books and records and discuss its affairs, finances and accounts with any of its officers, directors, accountants and auditors, and execute and deliver all consents and further assurances as may be necessary or desirable in order for the Agent and its agents to obtain information from Governmental Authorities and other third parties with respect to environmental matters; provided that so long as no Event of Default has occurred and is continuing, such inspection rights shall be limited to no more than once in any twelve month period. During an Event of Default that is continuing, each Credit Party will permit the Agent and its employees and agents to enter upon and inspect its properties, assets, books and records at any time and make copies of and abstracts from such books and records and discuss its affairs, finances and accounts with any of its officers, directors, accountants and auditors, and execute and deliver all consents and further assurances as may be necessary or desirable in order for the Agent and its agents to obtain information from Governmental Authorities and other third parties with respect to environmental matters.

(9)	Compliance. Comply in all material respects with all Applicable Laws (including, with respect to the Borrower and the IP Guarantor only, all Federal Cannabis Laws).

(10)	Perform Obligations. Each Credit Party shall timely fulfil all covenants and obligations required to be performed by it under those Credit Documents to which it is a party.

(11)	Payment of Taxes. Pay when due all rents, Taxes, rates, levies, assessments and governmental charges, fees and dues lawfully levied, assessed or imposed in respect of its property which are material to the conduct of its business, and deliver to the Agent upon request receipts evidencing such payments; except for rents, Taxes, rates, levies, assessments and governmental charges, fees or dues in respect of which an appeal or review proceeding has been commenced, a stay of execution pending such appeal or review proceeding has been obtained or reserves have been established in accordance with GAAP; and the amounts in question do not in the aggregate materially detract from the ability of the Credit Parties to carry on their businesses and to perform and satisfy all of their respective obligations hereunder. Comply in all material respects with Section 280E of the Internal Revenue Code of 1986, as amended.

(12)	Maintenance of Records. The Credit Parties will maintain good and proper books, accounts and records in accordance with GAAP.

(13)	Maintenance of Assets. Each Credit Party will keep its property and assets (except obsolete assets) in good repair and working condition.

(14)	Further Assurances. The Credit Parties will provide the Agent with such further information, financial data, documentation and other assurances as the Agent or the Lenders may reasonably require from time to time.

(15)	Notice of Certain Events. The Borrower shall provide written notice to the Agent of each of the following promptly after the occurrence thereof:

(a)	any Default or Event of Default;

(b)	the issuance of any management letter to the Parent or any of the Credit Parties by its auditor;

(c)	the results of any facility audit by any Governmental Authority to the extent such results are material and negative; and

(d)	the incorrectness of any representation or warranty contained in the Credit Documents in any material respect.

Section 6.2 Negative Covenants

Each Credit Party hereby covenants and agrees with the Agent and the Lender that each will not:

(1)	Debt. Create, incur, assume or suffer to exist any Debt except Permitted Debt;

(2)	Liens. Create, incur, assume or suffer to exist, or permit any Lien on its Assets other than Permitted Liens;

(3)	Disposition of Assets. In the case of the IP Guarantor, directly or indirectly, sell, transfer, assign, lease or otherwise ~~dispose~~Dispose of any of any material party of its Intellectual Property which is the subject of the IP Security Agreement. In the case of any other Credit Party, directly or indirectly, sell, transfer, assign, lease or otherwise ~~dispose~~Dispose of any material part of the Collateral which is subject to the Security except for Permitted Dispositions;

(4)	Certain Payments. Make any payment in respect of principal, interest, fees or any other amounts in respect of Subordinated Debt;

(5)	Transactions with Related Parties. Enter into any contract, carry out any transaction or otherwise have any dealings with Related Parties except on terms that are fair and reasonable and no less favourable to it than it could reasonably be expected to obtain in any comparable arm's length transaction with a Person that is not a Related Party;

(6)	Agreements to Restrict Dividends and Other Payments. Create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Credit Party to:

(i)	pay dividends or make any other distributions to the Parent Entities;

(ii)	make loans or advances to the Borrower or the Parent Entities; or

(iii)	sell, lease or transfer any of its Assets to the Borrower or the Parent Entities;

except in each case for such encumbrances and restrictions as are set forth in this Agreement ~~or the Side Letter~~.

(7)	Carrying on Business. Cease to carry on its business in the ordinary course, consistent with past practices;

(8)	Principal Place of Business. Change a Credit Party’s principal place of business or chief executive office or reorganize a Credit Party in a different jurisdiction without prior written notice to the Agent.

(9)	Anti-Money Laundering, Anti-Terrorism Laws, etc. (a)(i) conduct any business or engage in any transaction or dealing with or for the benefit of any Blocked Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the Sanctions; (iii) use any of the proceeds of the Credit Facility or the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner any illegal activity, including, without limitation, any violation of the Anti-Money Laundering and Anti-Terrorism Laws or any specified unlawful activity as that term is defined in the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 and 1957; or (iv) violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering and Anti-Terrorism Laws in any material respects; or (b) with respect to any Credit Party, any subsidiary or affiliate of any Credit Party, any officer, director or principal shareholder or owner of any Credit Party, any of the Credit Parties’ respective agents acting or benefiting in any capacity in connection with the Credit Facility or other transactions hereunder, shall be or shall become a Blocked Person. In the case of the Borrower and the IP Guarantor, pay or cause to be paid all Obligations and other amounts payable under the Credit Documents with any property or proceeds of any property that was obtained or derived directly or indirectly: (x) as a result of an act or omission anywhere that, if it had occurred in Canada, would have constituted a designated offence (as defined in section 462.31(1) of the Criminal Code); or (y) in contravention of any Federal Cannabis Law.

(10)	Anti-Bribery and Anti-Corruption Laws. (a) offer, promise, pay, give, or authorize the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any Foreign Official for the purpose of: (i) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (ii) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (iii) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or (b) act or attempt to act in any manner which would subject any of the Credit Parties or their Subsidiaries to liability under any Anti-Corruption Law.

(11)	Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its subsidiaries to do any of the foregoing, that would cause it or any of its subsidiaries to be required to register under the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(12)	Amendments to Documents. Amend or change any of its Governing Documents, except where such amendment is not materially adverse to the interests of the Lender under the Credit Documents.

ARTICLE 7
SECURITY

Section 7.1 Security to be Provided by Credit Parties. ~~The Credit Parties (other than the Borrower) are providing the security listed below as~~As continuing security for the payment of the Obligations, including all obligations of the Borrower arising under or in respect of this Agreement and the other Credit Documents~~:(a) in relation to the Second Advance only, subject to the receipt of any consents approvals and authorizations from all applicable Governmental Authorities, either (i) a securities pledge agreement pursuant to which the securities in the capital of each Credit Party~~, the Credit Parties (other than the Borrower) are ~~pledged in favour of the Agent or (ii) an executed copy of the Connecticut Purchase Agreement; and(b) in relation to all Advances,~~providing the IP Security Agreement~~,~~          and creating an assignment and security interest in respect of Intellectual Property of the IP Guarantor, provided that the remedies in relation to the IP Security Agreement shall be limited to the remedies set out in Section 9.3(1).

~~Section 7.2    Share Certificates.        All share certificates evidencing issued and outstanding securities in the capital of each Credit Party (other than the Borrower) shall be delivered to the Agent together with a stock transfer power of attorney executed in blank.~~

ARTICLE 8
CHANGES IN CIRCUMSTANCES

Section 8.1 Taxes. (1) If any Credit Party, the Agent or any Lender is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, then (i) the sum payable shall be increased by such Credit Party when payable as necessary so that after making or allowing for all required deductions and payments for Indemnified Taxes (including deductions and payments applicable to additional sums payable under this Section 8.1), the Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments for Indemnified Taxes been required, (ii) such Credit Party shall make any such deductions required to be made by it under Applicable Law and (iii) such Credit Party shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Applicable Law.

(1)	Without limiting the provisions of Section 8.1~~(1)~~ above, each Credit Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(2)	The Credit Parties shall indemnify the Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(3)	As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Governmental Authority, such Credit Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Agent.

(4)	Any Foreign Recipient that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall, at the request of the Borrower, deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Foreign Recipient, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender or Foreign Recipient is subject to withholding or information reporting requirements.

(5)	If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 8.1 or that, because of the payment of such Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to such Credit Party an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 8.1 with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all expenses of the Agent, or such Lender, as the case may be, and without interest (other than any net after Tax interest paid by the relevant Governmental Authority with respect to such refund). Each Credit Party, upon the request of the Agent, or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender if the Agent or such Lender is required to repay such refund or reduction to such Governmental Authority. This Section 8.1(~~6~~5) shall not be construed to require the Agent, or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

(6)	The provisions of this Section 8.1 shall survive the termination of this Agreement and the repayment of the Obligations.

ARTICLE 9
EVENTS OF DEFAULT

Section 9.1 Events of Default.

The occurrence of any one or more of the following events shall constitute an event of default under this Agreement (an “Event of Default”):

(a)	the Borrower fails to pay any amount of the Aggregate Principal Amount of the First Advance (including the ~~Applicable~~Tranche A Premium) when such amount becomes due and payable;

(b)	the Borrower fails to (i) deliver the Tranche A Interest Shares when ~~they become~~due or (ii) pay any other interest under this Agreement when such interest becomes due and payable and such failure continues un-remedied for five Business Days;

(c)	any Credit Party fails to perform, observe or comply with any of the covenants contained in Section 6.1~~(3), Section 6.1~~(4) and Section 6.2;

(d)	any Credit Party fails to perform, observe or comply with any of its other covenants, agreements or other obligations in this Agreement or the Credit Documents and such failure continues for a period of thirty (30) days;

(e)	any Credit Party repudiates its obligations under any Credit Document or any material provision thereof, or claims any of the Credit Documents or any material provision thereof to be invalid in whole or in part;

(f)	any one or more of the Credit Documents or any material provision thereof ceases to be, or is determined by a court of competent jurisdiction not to be, a legal, valid and binding obligation of any Credit Party which is a party thereto, or enforceable by the Agent, the Lender or any of them against such Credit Party; or any Credit Party or Parent contests in any manner the validity or enforceability of any material provision of any Credit Document; or any Credit Party or Parent denies that it has any or further liability or obligation under any provision of any Credit Document, or purports to revoke, terminate or rescind any provision of any Credit Document;

(g)	there is a Change of Control;

(h)	any Credit Party or Parent (i) becomes insolvent or generally not able to pay its debts as they become due, (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding up, administration, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debtors including any proceeding under applicable corporate law seeking a compromise or arrangement of, or stay of proceedings to enforce, some or all of the debts of such Person, or (z) the entry of an order for relief or the appointment of a receiver, receiver-manager, administrator, custodian, monitor, trustee or other similar official for it or for any substantial part of its Assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of 90 days, such Person fails to diligently and actively oppose such proceeding, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, receiver manager, administrator, custodian, monitor, trustee or other similar official for it or for any substantial part of its properties and assets) occurs, or (iv) takes any corporate action to authorize any of the above actions;

(i)	(A) the Parent Shares ~~ceases~~cease to be listed on the Exchange or Parent (or any successor) ceases to be a reporting issuer under Canadian securities laws, or (B) any order is issued, ceasing or suspending trading in the securities of the Parent for a period of five trading days or longer, or prohibiting the sale of the Parent Shares; or

(j)	any Person which has provided a Guarantee in respect of the Obligations terminates or purports to terminate its liability under such Guarantee or its liability thereunder in respect of the ~~Advances~~First Advance, or disputes the validity or enforceability of such Guarantee or any Security provided by such Person.

Section 9.2 Acceleration.

Upon the occurrence and during the continuance of an Event of Default, the Lender or the Agent may by written notice to the Borrower declare all Obligations (including the ~~Applicable~~Tranche A Premium) to be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, upon the occurrence of an Event of Default under Section 9.1(h), all Obligations shall become immediately due and payable without notice by the Lender or the Agent.

Section 9.3 Remedies Upon Default.

Without limiting the rights and remedies of the Agent or any Lender under any other provisions of any Credit Document or under applicable law or at equity,

(1)	Once the Obligations (including the ~~Applicable~~Tranche A Premium) become due and payable pursuant to Section 9.2,9.2, the Agent shall provide written notice to the Credit Parties of its intention to enforce on the Security (the “Notice of Intent”); provided that, upon the occurrence of an Event of Default under Section 9.1(h), no Notice of Intent shall be required. The terms and conditions of such enforcement are set forth below:

(a)	Concurrently with the delivery of the Notice of Intent, the Agent shall provide the Third Party a written offer (the “Third Party Offer”) to sell to the Third Party all of the Intellectual Property at a price equal to $110,000,000 (the “Third Party Purchase Price”). The Third Party Offer shall be open for a period of 30 days following the Third Party’s receipt of the Third Party Offer.

(b)	In the event that the Third Party provides written acceptance of the Third Party Offer (the “Acceptance Notice”) to the Agent (i) the IP Guarantor shall transfer the Intellectual Property to the Agent on or before the Third Party IP Purchase Deadline, and (ii) as soon as reasonably practicable (and in any event not later than five days following the date the IP Guarantor transfers the Intellectual Property to the Agent), the Agent shall transfer the Intellectual Property to the Third Party, each pursuant to an intellectual property purchase agreement in substantially the form of Exhibit 9.3 (the “Intellectual Property Purchase Agreement”). The “Third Party IP Purchase Deadline” shall be the date that is 30 days after the date that the Agent receives the Acceptance Notice; provided that if the parties are proceeding in good faith to transfer the Intellectual Property pursuant to an Intellectual Property Purchase Agreement, the Third Party IP Purchase Deadline shall be extended until such time as reasonably determined by the Agent and the Borrower. Simultaneously with the transfer of the Intellectual Property by the Agent to the Third Party, the Agent shall pay to the Borrower in cash an amount equal to the amount by which the proceeds of the Third Party Purchase Price exceeds the amount of the Obligations then due and payable.

(2)	In the event that the ~~Third Party does not deliver an Acceptance Notice within the 30-day period specified above, the remedies of the Secured Creditors shall be limited as follows:~~

~~(a)~~ 	~~the Agent shall (for the benefit of the Secured Creditors), upon the written direction of the Secured Creditors, direct the Borrower to cause the Parent to offer for sale (whether by private placement or prospectus or registered offering) up to (i) 8,800,000 Parent Shares if the Second Advance is not then outstanding , or up to 20,000,000 Parent Shares if the Second Advance is then outstanding (the “Parent Share Offering”) within 30 days following the written request to do so received from the Agent (following the expiry of such 30-day period), with the number of Parent Shares to be offered, to be determined in the sole discretion of the Parent. The Borrower shall cause all of the net proceeds of the Parent Share Offering to be used to repay the Obligations (with any remaining proceeds being retained by the Borrower or the Parent, as the case may be). To the extent that the net proceeds of the Parent Share Offering is not sufficient to repay all applicable Obligations then outstanding, the proceeds of the Parent Share Offering shall be used for repayment as follows:~~

~~(i) if the Second Advance is then outstanding and the net proceeds from the Parent Share Offering is $29,700,000 or less, 25% such proceeds shall be used to repay the First Advance and the Applicable Premium thereon, and 75% of the net proceeds shall be used to repay the Second Advance and the Applicable Premium thereon;~~

~~(ii) if the Second Advance is then outstanding, and the net proceeds from the Parent Share Offering is greater than $29,700,000, such proceeds will be applied in repayment in full of the Second Advance and the Applicable Premium thereon, and the remaining net proceeds shall be applied in partial repayment of the First Advance and the Applicable Premium thereon;~~

~~(iii) if the Second Advance is then not outstanding and if the First Advance is then outstanding, such proceeds will be applied in repayment of the First Advance in an amount equal to the remaining unpaid amount of the First Advance and the Applicable Premium thereon.~~

~~(b)~~	~~If the Parent Share Offering is not completed within the 30 day period referred to above or the proceeds from the Parent Share Offering remitted to the Agent are not sufficient to satisfy the Obligations relating to the First Advance and the Second Advance as set out in Section 9.3(2)(a) and, if so agreed between the Borrower and the applicable Subsequent Advance Lender, any applicable Subsequent Advance, the Borrower will make a one-time cash payment to the Agent equal to (i) the sum of (A) the First Advance Obligations and (B) the Second Advance Obligations less (ii) the amount of the net proceeds from the Parent Share Offering (if any) previously remitted to the Lender in respect of such Advances, which payment shall be made as soon as practicable following the completion or termination of the Parent Share Offering, but no later than sixty days following the date upon which the Agent delivers written notice to the Lender indicating that the Parent Share Offering is to be undertaken. (c) In the event that the~~  Obligations have ~~still~~  not been indefeasibly paid in full after the exercise of the remedies set out in ~~Section 9.3(1), Section 9.3(2)(a) and~~  Section 9.3(2)(b~~1~~) above, the Agent, for the benefit of the Secured Creditors, may elect to enforce~~: (i)~~ its rights under the IP Security Agreement in relation to the IP Collateral ~~(the “IP Proceeds”); and~~

~~(ii) in relation to the Second Advance only, the Second Lender’s rights under the other Security Documents (the “Connecticut Proceeds ”),~~and all proceeds of such enforcement shall be applied ~~as follows: (A) as to the IP Proceeds,~~ in repayment of the Aggregate Principal Amount of ~~all Advances and (B) as to the Connecticut Proceeds, in repayment of the Aggregate Principal Amount of the Second~~the First Advance.

(3)	~~(d)~~ In the event that the ~~First Advance~~ Obligations have not been repaid in full after the exercise of the remedies set out in Section 9.3(1)~~, Section 9.3(2)(a), Section 9.3(2)(b)~~ and Section 9.3(2~~)(c~~) above, the Borrower shall, within 60 days thereafter, cause certain Subsidiaries of the Parent to sell all or any portion of the Pennsylvania Assets. Upon the consummation of the sale of all or any portion of such Pennsylvania Assets, the Borrower shall cause an amount equal to the amount by which the First Advance Obligations have not been repaid to be transferred to the Agent for the account of the First Advance Lender.

(4)	In the event that the Obligations have not been repaid in full after the exercise of the remedies set out in Section 9.3(1), Section 9.3(2) and Section 9.3(3) above, the Agent shall (for the benefit of the Secured Creditors), upon the written direction of the Secured Creditors, direct the Borrower to cause the Parent to use commercially reasonable efforts to offer for sale (whether by private placement or prospectus or registered offering) within 30 days following the written request to do so received from the Agent up to 1,400,000 Fixed Shares and up to 600,000 Floating Shares at the then prevailing market price for such Fixed Shares and Floating Shares, as applicable, as quoted on the Exchange (the “Parent Share Offering”), with the number of Fixed Shares and/or Floating Shares to be offered to be determined in the sole discretion of the Parent. The Borrower shall cause all of the net proceeds of the Parent Share Offering to be used to repay the Obligations (with any remaining proceeds being retained by the Borrower or the Parent, as the case may be).

(5)	~~(3)~~ Notwithstanding anything in this Article ~~9,~~9, immediately upon the occurrence of an Event of Default under Section 9.1(h), the Agent and the Lender shall have all of the rights described in Section 9.3.

(6)	(4) All rights and remedies granted to the Agent and the Lender in this Agreement, and any other documents or instruments in existence between the parties or contemplated hereby, and any other rights and remedies available to the Agent and the Lenders at law or in equity, shall be cumulative. The exercise or failure to exercise any of the said remedies shall not constitute a waiver or release thereof or of any other right or remedy, and shall be non-exclusive (except to the extent such remedy is expressly stated to be exclusive in this Agreement).

ARTICLE 10
THE AGENT AND THE LENDERS

Section 10.1 Appointment and Authority.

The Lender hereby irrevocably appoints the Agent to act on its behalf as the Agent hereunder and under the other Credit Documents as expressly provided herein and therein and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

Section 10.2 Rights as a Lender.

Each Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as the Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or any Affiliate thereof as if such Person were not the Agent and without any duty to account to the Lenders.

Section 10.3 Exculpatory Provisions.

(1)	The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties shall be administrative in nature. Without limiting the generality of the foregoing, the Agent shall not:

(a)	be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)	have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Lender, but the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, (i) may expose the Agent to liability, (ii) is contrary to any Credit Document or Applicable Law, (iii) would require the Agent to become registered to do business in any jurisdiction, or (iv) would subject the Agent to taxation; and

(c)	except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(2)	The Agent shall not be (and none of its directors, officers, agents or employees shall be) liable for any action taken or not taken by it (i) with the consent or at the request of the Lender or (ii) in the absence of its own gross negligence or wilful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.

(3)	Except as otherwise expressly specified in this Agreement, the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default (and the Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until the Agent has been notified in writing by a Credit Party of such fact or has been notified in writing by a Lender that it considers that a Default or Event of Default has occurred and is continuing, such notification to specify in detail the nature thereof), (iv) the validity, enforceability, effectiveness or genuineness of, or the sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement, any other Credit Document or any other agreement, instrument or document (and the Agent shall be entitled to assume that the same are valid, enforceable, effective, genuine, sufficient, supported by value given, have been signed or delivered by the proper parties and are what they purport to be), or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Agent.

(4)	The Agent is not obliged to (i) take or refrain from taking any action or exercise or refrain from exercising any right or discretion under the Credit Documents, or (ii) incur or subject itself to any cost in connection with the Credit Documents, unless it is first specifically indemnified or furnished with security by the Secured Creditors, in form and substance satisfactory to it (which may include further agreements of indemnity or the deposit of funds).

Section 10.4 Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making, extension, renewal or increase of ~~any~~the First Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of ~~such~~the First Advance. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5 Indemnification of Agents.

Each Credit Party jointly and severally agrees to indemnify the Agent and hold it harmless from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Agent in any way relating to or arising out of the Credit Documents or the transactions therein contemplated or any actions taken or omitted to be taken by the Agent. However, no Credit Party shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Agent’s gross negligence or wilful misconduct.

Section 10.6 Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent of the Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article 10 and other provisions of this Agreement and the other Credit Documents for the benefit of the Agent shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agents, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any of its sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or wilful misconduct in the selection of such sub-agent.

Section 10.7 Notices.

The Agent shall promptly deliver to each Lender any notices, reports or other communications contemplated in this Agreement which are intended for the benefit of the Lender.

Section 10.8 Replacement of Agents.

(1)	The Agent may resign at any time by giving 30 days prior notice of its resignation to the Lender and the Borrower. Upon receipt of any such notice of resignation, the Lender shall have the right to appoint a successor.

(2)	If no such successor shall have been so appointed by the Lender or shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lender, appoint a successor Agent, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Security held by the Agent on behalf of the Secured Creditors under any of the Credit Documents, the retiring Agent shall continue to hold such Security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Lender appoints a successor Agent pursuant to Section 10.8(1).

(3)	Upon a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Agent (other than any rights to indemnity payments owed to the former Agent), and the former Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the termination of the service of the former Agent, the provisions of this Article 10 and of Section 11.5 shall continue in effect for the benefit of such former Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Agent was acting as an Agent.

Section 10.9 Non-Reliance on Agents.

The Lender acknowledges that it has, independently and without reliance upon the Agent or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. The Lender also acknowledges that it will, independently and without reliance upon the Agent or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.10 Holding of Security; Discharges.

If the Aggregate Principal Amount of the First Advance and all other amounts due and payable under the Credit Documents to the Agent and the Lender have been indefeasibly paid and performed in full ~~in cash~~ and the First Advance Commitment has been terminated, each of the Agent and the Lender will release their interest in the Security.

Section 10.11 Survival.

The provisions of this Article shall survive the termination of this Agreement and the repayment of the Obligations.

ARTICLE 11
MISCELLANEOUS

Section 11.1 Amendments, etc.

No amendment or waiver of any provision of any of the Credit Documents, nor consent to any departure by the Credit Parties or any other Person from such provisions, shall be effective unless in writing and approved by the Credit Parties and the Lender (and, with respect to any provision of Article 10 hereof, by the Credit Parties, the Lender and the Agent). Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 11.2 Waiver.

No failure on the part of the Lender, the Agent, or any of the Credit Parties to exercise, and no delay in exercising, any right under any of the Credit Documents shall operate as a waiver of such right; nor shall any single or partial exercise of any right under any of the Credit Documents preclude any other or further exercise of such right or the exercise of any other right. The closing of this transaction shall not prejudice any right of one party against any other party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

Section 11.3 Evidence of Debt.

The indebtedness of the Borrower under the Credit Facility shall be evidenced by the records of the Agent acting on behalf of the Lender which shall constitute prima facie evidence of such indebtedness.

Section 11.4 Notices: Effectiveness; Electronic Communication.

(1)	All notices and other communications provided for herein shall be in writing and shall be sent by personal delivery or courier service, mailed by certified or registered mail, or sent by e-mail addressed:

(a)	to a Credit Party at:

c/o Acreage Holdings, Inc.
366 Madison Avenue, 11th Floor
New York, NY 10017
USA

Attention:	Glen Leibowitz, Chief Financial Officer

Telephone:	________
E-mail:	______ __

(b)	to the Agent at:

IP Investment Company, LLC
366 Madison Avenue, 11th Floor
New York, NY 10017
USA

Attention:	Kevin Murray

(c)	and, if to the Lender, to it at its address or e-mail address specified in the Register.

(2)	A notice is deemed to have been given and received (i) if sent by personal delivery or courier service, or mailed by certified or registered mail, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day or (ii) if sent by e-mail, on the date sent if it is a Business Day prior to 4:00 p.m. (local time where the recipient is located) and otherwise on the next Business Day.

(3)	Any party hereto may change its address or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

Section 11.5 Expenses; Indemnity; Damage Waiver.

(1)

The Borrower shall indemnify the Agent, (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Credit Party arising out of, in connection with, or as a result of (a) the execution, delivery or enforcement of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (b) the ~~Advances~~First Advance or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Credit Party or Parent and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or the breach of any Credit Document by such Indemnitee.

(2)	To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.5(1) to be paid by it to the Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s rateable portion (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity.

(3)	To the fullest extent permitted by Applicable Law, neither the Agent nor any Lender or any Credit Party nor Parent shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, the ~~Advances~~First Advance or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(4)	All amounts due under this Section 11.5 shall be payable promptly after demand therefor. A certificate of the Agent, or a Lender setting forth the amount or amounts owing to the Agent, Lender or a sub-agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

(5)	The provisions of this Section 11.5 shall survive the termination of this Agreement and the repayment of the Aggregate Principal Amount of the First Advance or all other Obligations. To the extent required by law to give full effect to the rights of the Indemnitees under this Section ~~11.5,~~11.5, the parties hereto agree and acknowledge that the Agent and Lender is acting as agent for its respective Related Parties and agrees to hold and enforce such rights on behalf of such Related Parties as they may direct. The Borrower acknowledges that neither its obligation to indemnify nor any actual indemnification by it of the Lender, the Agent or any other Indemnitee in respect of such Person’s losses for legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

Section 11.6 Successors and Assigns.

(1)	No Credit Party may assign or otherwise transfer any of its rights or obligations hereunder or any other Credit Document without the prior written consent of the Lender.

(2)	So long as an Event of Default has not occurred and is continuing, the Lender may not sell participations in or assign its rights and obligations hereunder and under any other Credit Document without the consent of any Credit Party. Upon the occurrence and continuance of an Event of Default, the Lender may sell participations in or assign its rights and obligations hereunder and under any other Credit Document without the consent of any Credit Party but in no event may the Lender sell or assign its rights and obligations hereunder to a competitor of any Credit Party. The Lender may exchange information about the Credit Parties with actual or potential participants or assignees.

(3)	The Agent shall maintain at its office in New York City, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the name and address of the Lender, and the ~~Commitments~~commitments of, and principal amounts (and stated interest) of the Aggregate Principal Amount of the First Advance to, the Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 11.7 Reserved.

Section 11.8 Interest on Amounts.

Except as may be expressly provided otherwise in this Agreement, all amounts owed by the Borrower to the Agent and to any of the ~~Lender~~Lenders, which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after default and judgment) in cash, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal to five percent (5%) in excess of the indicative interest ~~rate~~rates set forth in Section 3.3 ~~hereof~~(1)(a) and Section 3.3(1)(b).

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to ~~any~~the First Advance, together with all fees, charges and other amounts that are treated as interest on ~~such~~the First Advance under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by a Lender holding ~~such~~the First Advance in accordance with applicable law, the rate of interest payable in respect of ~~such~~the First Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of ~~such~~the Advance but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other ~~Advances or~~ periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by such Lender.

Section 11.9 Anti-Money Laundering and Anti-Terrorism Laws. If, upon the written request of the Lender, the Agent has ascertained the identity of the Borrower or any authorized signatories of the Borrower for purposes of Anti-Money Laundering and Anti-Terrorism Laws, then the Agent:

(a)	shall be deemed to have done so as an agent for the Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the Agent within the meaning of the applicable Anti-Money Laundering and Anti-Terrorism Law; and

(b)	shall provide to the Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(2)	Notwithstanding and except as may otherwise be agreed in writing, the Lender agrees that the Agent does not have any obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of the Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any authorized signatory in doing so.

Section 11.10 Governing Law: Jurisdiction: Etc.

(1)	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any laws of the State of New York that would require the application of the laws of another jurisdiction.

(2)	The Borrower irrevocably and unconditionally submits, for itself and its Assets, to the non-exclusive jurisdiction of the state and federal courts located in the City and State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Agent, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its Assets in the courts of any jurisdiction.

(3)	The Borrower irrevocably consents to the service of any and all process in any such action or proceeding to the Borrower at the address provided for it in Section ~~11.4.~~ 11.4.Nothing in this Section 11.10(3) limits the right of the Agent or any Lender to serve process in any other manner permitted by Applicable Law.

(4)	The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in Section 11.10(2). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(5)	Notwithstanding anything else contained in the Credit Documents, the Borrower and each Credit Party hereby agrees, for the sole benefit of the Lender, upon demand by the Agent, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) ~~any~~the First Advance, Security and related Credit Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. Any arbitration proceeding will (i) proceed in a location in New York, New York selected by the American Arbitration Association (“AAA”), or such other administrator as the parties shall mutually agree upon; (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s (or such other administrator’s) commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s (or such other administrator’s) optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator(s) will be a neutral attorney licensed in the State of New York or a neutral retired judge of the state or federal judiciary of New York, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator(s) will determine whether or not an issue is arbitrable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator(s) will decide (by documents only or with a hearing at the discretion of the arbitrator(s)) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator(s) shall resolve all disputes in accordance with the substantive law of New York and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator(s) shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the New York Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator(s) upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available. The arbitrator(s) shall award all costs and expenses of the arbitration proceeding.

Section 11.11 Waiver of Jury Trial.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Credit Documents by, among other things, the mutual waivers and certifications in this Section.

Section 11.12 Counterparts: Integration: Effectiveness: Electronic Execution.

(1)	This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement. This Agreement and the other Credit Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by the Agent and when the Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(2)	The words “execution,” “signed,” “signature,” and words of like import in any Credit Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Transactions Act (Alberta) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act and equivalent laws of the United States including Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. Law §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act, as the case may be.

Section 11.13 Treatment of Certain Information: Confidentiality.

(1)	Each of the Agent and the Lender agrees, and each of the Credit Parties agree, to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, managers, administrators, trustees, agents, auditors, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement in favour of the Credit Parties with privity of contract containing provisions substantially the same as those of this Section 11.13 to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its partners, directors, officers, employees, managers, administrators, trustees, agents, advisors or other representatives) to any swap, derivative, credit-linked note or similar transaction under which payments are to be made by reference to the Credit Parties and their obligations, this Agreement or payments hereunder, or the advisors of the Persons referred to in (i) and (ii), (g) with the consent of the Credit Party or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or the Lender on a non-confidential basis. Notwithstanding the foregoing, nothing herein shall be deemed to impose any duty on the Lender to refrain from trading in securities of the Parent, including the Tranche A Interest Shares, provided that the Lender is in compliance with all applicable securities laws and stock exchange rules related thereto. The Credit Parties acknowledge and agree that they will not provide the Lender with material, non-public information concerning Parent and none of the Lender and the Agent shall have any duty of confidentiality with respect to Information that may constitute non-public information of Parent.

(2)	For purposes of this Section, “Information” means: (a) with respect to the Agent and the Lender, all information received in connection with this Agreement from each Credit Party relating to such Credit Party or any of their respective businesses, other than any such information that is available to the Agent or the Lender on a non-confidential basis prior to such receipt; and (b) with respect to the Credit Parties, all information contained in this Agreement and all other Credit Documents and all information received from the Agent and the Lender, including the identity of Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, managers, administrators, trustees, agents, auditors, advisors and representatives. Any Person required to maintain the confidentiality of Information as provided in this Section 11.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

(3)	The Credit Parties agree to provide the Agent with the opportunity to review and comment on any press release in respect of any matter contemplated in any Credit Document. In respect of any Credit Document or other document to be filed on SEDAR (or on any other public filing repository), the Credit Parties agree to redact the names of all parties other than the Agent, the Lender and direct members of the Lender; provided, however, that the foregoing obligations of the Credit Parties are subject to applicable securities laws in the relevant jurisdiction in which the public filings are to be made.

Section 11.14 Severability.

If any court of competent jurisdiction from which no appeal exists or is taken, determines any provision of this Agreement to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Section 11.15 Time of the Essence.

Time is of the essence in this Agreement.

Section 11.16 USA PATRIOT Act.

Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

Section 11.17 No Fiduciary Duty.

The Agent, the Lender and their respective Affiliates (collectively, solely for purposes of this Section  ~~11.17,~~11.17, the “Lenders”), may have economic interests that conflict with those of the Borrower, its members and its Affiliates. The Borrower agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its members or its Affiliates, on the other hand. The Borrower acknowledges and agrees that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other hand, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favour of the Borrower, its members or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its members or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, members, creditors or any other person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF the parties have executed this Credit Agreement.

ACREAGE FINANCE DELAWARE, LLC, as Borrower

By:	“Kevin Murphy”
Name: Kevin Murphy
Title: President and Manager

ACREAGE IP HOLDINGS, LLC, as IP Guarantor

By:	“Kevin Murphy”
Name: Kevin Murphy
Title: President

IP INVESTMENT COMPANY, LLC, as a Lender and Agent

By:	“Kevin Murray”
Name: Kevin Murray
Title: Managing Member

PRIME WELLNESS OF CONNECTICUT, LLC, as a Guarantor

By:	“Kevin Murphy”
Name: Kevin Murphy
Title: Manager

D&B WELLNESS, LLC, as a Guarantor

By:	“Kevin Murphy”
Name: Kevin Murphy
Title: Manager

THAMES VALLEY APOTHECARY, LLC, as a Guarantor

By:	“Kevin Murphy”
Name: Kevin Murphy
Title: President

EXHIBIT 9.3

FORM OF INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (“IP Assignment Agreement”), dated as of [•], is made by [•] (“Assignor”) in favor of [•] (“Assignee”).

WHEREAS, Acreage Finance Delaware, LLC ~~(“Acreage Finance”)~~, Acreage IP Holdings, LLC, Prime Wellness of Connecticut, LLC, D&B Wellness of Connecticut, LLC, Thames Valley Apothecary, LLC, and IP Investment Company, LLC, as Lender, Administrative Agent and Collateral Agent (“Administrative and Collateral Agent”) have entered into a Credit Agreement, dated as of March [_], 2020 (the “Credit Agreement”);

WHEREAS, pursuant to the Credit Agreement, upon an Event of Default (as defined in the Credit Agreement) and a declaration that all Obligations (as defined in the Credit Agreement) are immediately due and payable, the Administrative and Collateral Agent, on behalf of Assignor, has provided Assignee with a written offer to sell, transfer, and assign Assignee all of the Assigned IP (as defined below) in exchange for the payment of $[_] (the “Third Party Offer”);

WHEREAS, Assignee has accepted the Third Party Offer within the 30-day time period set forth in the Credit Agreement;

WHEREAS, pursuant to the terms of the Third Party Offer, Assignor wishes to assign and Assignee wishes to accept Assignor’s right, title, and interest in and to the Assigned IP (as defined below herein) in exchange for the payment of $[_];

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Assignment. Assignor hereby irrevocably conveys, transfers, and assigns to Assignee all of Assignor’s right, title, and interest in and to the following (the “Assigned IP”):

(a)       the trademark registrations and applications set forth on Schedule 1 hereto and all issuances, extensions, and renewals thereof (the “Trademarks”), together with the goodwill of the business connected with the use of, and symbolized by, the Trademarks;

(b)       all rights of any kind whatsoever of Assignor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world;

(c)       any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(d)       any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

The parties acknowledge and agree that Assignor is selling, assigning, transferring, and conveying whatever interest Assignor has or may have in the Assigned IP, if any, without any representations or warranties of any kind.

2.            Consideration. As consideration in full for the Assigned IP, Assignee shall pay Assignor a one-time fee in the amount of $[_].

3.            Recordation and Further Actions. Assignor hereby authorizes the officials of corresponding entities or agencies in any applicable jurisdictions to record and register this IP Assignment Agreement upon request by Assignee. Following the date hereof, upon Assignee’s reasonable request, Assignor shall take such steps and actions, and provide such cooperation and assistance to Assignee and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary to effect, evidence, or perfect the assignment of the Assigned IP to Assignee, or any assignee or successor thereto.

4.            Counterparts. This IP Assignment Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement. A signed copy of this IP Assignment Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this IP Assignment Agreement.

5.            Amendment and Modification. This IP Assignment Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

6.            Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this IP Assignment Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this IP Assignment Agreement shall operate or be construed as a waiver thereof; and any single or partial exercise of any right, remedy, power, or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

7.            Successors and Assigns. This IP Assignment Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8.            Governing Law. This IP Assignment Agreement and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this IP Assignment Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the ~~Parties~~parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts in the Province of Ontario.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor has duly executed and delivered this IP Assignment Agreement as of the date first above written.

ASSIGNOR: [•]

By:
Name:
Title:
Address for Notices:

[ACKNOWLEDGMENT

STATE OF [STATE]	)
)SS.
COUNTY OF [COUNTY]	)

On the [ORDINAL NUMBER] day of [MONTH], [YEAR], before me personally appeared [SIGNATORY NAME], personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the foregoing instrument, who, being duly sworn, did depose and say that [he/she] executed the same [in [his/her] authorized capacity as the [SIGNATORY TITLE] of [ASSIGNEE], the [TYPE OF ENTITY] described], and acknowledged the instrument to be [[his/her] free act and deed/the free act and deed of [ASSIGNEE]] for the uses and purposes mentioned in the instrument.

Notary Public
Printed Name:
My Commission Expires: [DATE]]

AGREED TO AND ACCEPTED:	ASSIGNEE: [•]

By:
Name:
Title:
Address for Notices:

[ACKNOWLEDGMENT

STATE OF [STATE]	)
)SS.
COUNTY OF [COUNTY]	)

On the [ORDINAL NUMBER] day of [MONTH], [YEAR], before me personally appeared [SIGNATORY NAME], personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the foregoing instrument, who, being duly sworn, did depose and say that [he/she] executed the same [in [his/her] authorized capacity as the [SIGNATORY TITLE] of [ASSIGNEE], the [TYPE OF ENTITY] described], and acknowledged the instrument to be [[his/her] free act and deed/the free act and deed of [ASSIGNEE]] for the uses and purposes mentioned in the instrument.

Notary Public
Printed Name:
My Commission Expires: [DATE]

SCHEDULE 1

ASSIGNED TRADEMARK REGISTRATIONS AND APPLICATIONS

TRADEMARK	JURISDICTION	APPLICATION NO.	FILING DATE	GOODS
LIVE RESIN PROJECT	Canada	1993764	November 1, 2019

Class 5:  Medical marijuana; Cannabis for medical purposes

Class 34: Recreational cannabis and marijuana; cannabis and marijuana for smoking purposes; cannabis extracts, cannabis concentrates, cannabis oils, cannabis tinctures for smoking purposes; derivatives of cannabis, namely resins and oils

	Canada	1993763	November 1, 2019

Class 5:  Medical marijuana; Cannabis for medical purposes

Class 34: Recreational cannabis and marijuana; cannabis and marijuana for smoking purposes; cannabis extracts, cannabis concentrates, cannabis oils, cannabis tinctures for smoking purposes; derivatives of cannabis, namely resins and oils

SUPERFLUX	Canada	1993766	November 1, 2019

Class 5:  Medical marijuana; Cannabis for medical purposes

Class 34: Recreational cannabis and marijuana; cannabis and marijuana for smoking purposes; cannabis extracts, cannabis concentrates, cannabis oils, cannabis tinctures for smoking purposes; derivatives of cannabis, namely resins and oils

TRADEMARK	JURISDICTION	APPLICATION NO.	FILING DATE	GOODS
	Canada	1993767	November 1, 2019

Class 5:  Medical marijuana; Cannabis for medical purposes

Class 34: Recreational cannabis and marijuana; cannabis and marijuana for smoking purposes; cannabis extracts, cannabis concentrates, cannabis oils, cannabis tinctures for smoking purposes; derivatives of cannabis, namely resins and oils

NATURAL WONDER	Canada	1993762	November 1, 2019

Class 5:  Medical marijuana; Cannabis for medical purposes

Class 34: Recreational cannabis and marijuana; cannabis and marijuana for smoking purposes; cannabis extracts, cannabis concentrates, cannabis oils, cannabis tinctures for smoking purposes; derivatives of cannabis, namely resins and oils

	Canada	1993765	November 1, 2019

Class 5:  Medical marijuana; Cannabis for medical purposes

Class 34: Recreational cannabis and marijuana; cannabis and marijuana for smoking purposes; cannabis extracts, cannabis concentrates, cannabis oils, cannabis tinctures for smoking purposes; derivatives of cannabis, namely resins and oils

TRADEMARK	JURISDICTION	APPLICATION NO.	FILING DATE	GOODS
LIVE RESIN PROJECT	European Union	018146035	November 1, 2019	Class 5: Medical marijuana; Cannabis for medical purposes Class 34: Recreational

				cannabis and marijuana; cannabis and marijuana for smoking purposes; cannabis extracts, cannabis concentrates, cannabis oils, cannabis tinctures for smoking purposes; derivatives of cannabis, namely resins and oils
	European Union	018146038	November 1, 2019

Class 5:  Medical marijuana; Cannabis for medical purposes

Class 34: Recreational cannabis and marijuana; cannabis and marijuana for smoking purposes; cannabis extracts, cannabis concentrates, cannabis oils, cannabis tinctures for smoking purposes; derivatives of cannabis, namely resins and oils

SUPERFLUX	European Union	018146042	November 1, 2019

Class 5:  Medical marijuana; Cannabis for medical purposes

Class 34: Recreational cannabis and marijuana; cannabis and marijuana for smoking purposes; cannabis extracts, cannabis concentrates, cannabis oils, cannabis tinctures for smoking purposes; derivatives of cannabis, namely resins and oils

TRADEMARK	JURISDICTION	APPLICATION NO.	FILING DATE	GOODS
	European Union	018146041	November 1, 2019	Class 5: Medical marijuana; Cannabis for medical purposes Class 34: Recreational cannabis and marijuana; cannabis and marijuana for smoking purposes;

				cannabis extracts, cannabis concentrates, cannabis oils, cannabis tinctures for smoking purposes; derivatives of cannabis, namely resins and oils
NATURAL WONDER	European Union	018146039	November 1, 2019

Class 5:  Medical marijuana; Cannabis for medical purposes

Class 34: Recreational cannabis and marijuana; cannabis and marijuana for smoking purposes; cannabis extracts, cannabis concentrates, cannabis oils, cannabis tinctures for smoking purposes; derivatives of cannabis, namely resins and oils

	European Union	018146040	November 1, 2019

Class 5:  Medical marijuana; Cannabis for medical purposes

Class 34: Recreational cannabis and marijuana; cannabis and marijuana for smoking purposes; cannabis extracts, cannabis concentrates, cannabis oils, cannabis tinctures for smoking purposes; derivatives of cannabis, namely resins and oils

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